UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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DCT Industrial Trust Inc.

(Name of Registrant as Specified In Its Charter)

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Notice of 2017

Annual Meeting

and

Proxy Statement

555 17th Street, Suite 3700

Denver, Colorado 80202

March 21, 2017

Dear Stockholder,

You are invited to attend the 2017 Annual Meeting of Stockholders to be held at 10:00 a.m. MDT, on Wednesday, May 3, 2017, at 555 17th Street, Suite 3700, Denver, Colorado.

Details of the business to be conducted at the meeting are set forth in the accompanying notice of annual meeting and proxy statement.

Whether or not you plan to attend, you can ensure that your shares are represented at the meeting by promptly voting and submitting your proxy by telephone or by Internet, or by completing, signing, dating, and returning your proxy card. If you decide to attend the annual meeting, you will be able to vote in person, even if you have previously submitted your proxy.

Cordially,

Philip L. Hawkins

President and Chief Executive Officer

Every stockholder’s vote is important. Please complete, sign, date and return your proxy form, or authorize your proxy by phone or via the Internet.

Notice of 2017 Annual Meeting of Stockholders

10:00 a.m. MDT, May 3, 2017

555 17th Street, Suite 3700

Denver, Colorado 80202

March 21, 2017

To the Stockholders:

DCT Industrial Trust Inc.’s 2017 Annual Meeting of Stockholders will be held at 555 17th Street, Suite 3700, Denver, Colorado 80202, on Wednesday, May 3, 2017, at 10:00 a.m. MDT, for the following purposes:

1.	To elect the eight directors nominated by the Board of Directors to serve until the 2018 annual meeting and until their successors are elected and qualified;

2.	To hold a non-binding, advisory vote on the compensation of our named executive officers;

3.	To hold a non-binding, advisory vote on the frequency of holding stockholder advisory votes on the compensation of our named executive officers;

4.	To approve an amendment to our bylaws to allow our stockholders to amend our bylaws by a majority vote of the outstanding shares entitled to be cast on the matter;

5.	To ratify the selection of the independent registered public accounting firm for 2017; and

6.	To consider any other matters that may properly come before the meeting.

Stockholders of record at the close of business on March 7, 2017, are entitled to notice of, and to vote at, the meeting and any adjournments or postponements thereof.

By Order of the Board of Directors,

John G. Spiegleman

Secretary

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting To Be Held on May 3, 2017

The proxy statement and annual report to stockholders are available at www.proxyvote.com

Proxy Statement

DCT Industrial Trust Inc.

555 17th Street, Suite 3700

Denver, Colorado 80202

This proxy statement is furnished in connection with the solicitation of proxies by DCT Industrial Trust Inc. on behalf of the board of directors for the 2017 Annual Meeting of Stockholders. Distribution of this proxy statement and a proxy card to stockholders is scheduled to begin on or about March 21, 2017, which is also the date by which these materials will be posted. DCT Industrial Trust Inc. is referred to as “DCT Industrial Trust,” the “Company,” “our,” “us” or “we” in this proxy statement.

You can ensure that your shares are voted at the meeting by authorizing your proxy by phone, via the Internet, or by completing, signing, dating and returning a paper copy of a proxy or voting registration form. You may still attend the meeting and vote despite authorizing your proxy by any of these methods. A stockholder who gives a proxy may revoke it at any time before it is exercised by voting in person at the annual meeting, by delivering a subsequent proxy, by notifying the inspector of election in writing of such revocation or, if previous instructions were given by phone or via the Internet, by providing new instructions by the same means.

Summary of Proposals Submitted for Vote

Proposal 1: Election of Directors

Nominees: At the annual meeting you will be asked to elect eight directors to the board. Each director will be elected to a one-year term and will hold office until the 2018 annual meeting and until a successor has been duly elected and qualified or until such director’s earlier resignation or removal.

Vote Required: You may vote for, against, or abstain for each of the director nominees. Assuming a quorum is present, each director receiving votes cast for his or her election that exceed the votes cast against his or her election in person or by proxy at the meeting will be elected. Abstentions and broker non-votes, if any, will have no effect on the outcome of the election of directors.

Our board of directors unanimously recommends that you vote FOR each of its director nominees.

Proposal 2: Non-Binding, Advisory Vote on Named Executive Officer Compensation

Compensation of Named Executive Officers: At the annual meeting you will be asked to approve a non-binding, advisory resolution approving the compensation of our named executive officers as disclosed in this proxy statement pursuant to Item 402 of Regulation S-K.

Vote Required: You may vote for, vote against, or abstain from voting on the non-binding, advisory resolution approving the compensation of our named executive officers. Assuming a quorum is present, the affirmative vote of a majority of the votes cast on this proposal will be required to approve the non-binding, advisory resolution approving the compensation of our named executive officers. Abstentions and broker non-votes, if any, will have no effect on the outcome of this matter.

Our board of directors unanimously recommends that you vote FOR the approval of the compensation of our named executive officers.

Proposal 3: Non-Binding, Advisory Vote on the Frequency of Stockholder Advisory Votes on the Compensation of Our Named Executive Officers

Frequency of Named Executive Officer Compensation Votes: At the annual meeting you will be asked to approve a non-binding, advisory recommendation regarding the frequency of holding an advisory vote on the compensation of named executive officers.

Vote Required: You may vote “1 Year”, “2 Years”, “3 Years”, or abstain on the non-binding, advisory recommendation regarding the frequency of holding an advisory vote on the compensation of named executive officers. Assuming a quorum is present, the vote of a majority of the votes cast on this proposal will be required to approve the frequency of holding an advisory vote on the compensation of named executive officers on a non-binding, advisory basis. In the event that no option receives a majority of the votes cast, we will consider the option that receives the most votes to be the option selected by the stockholders. Abstentions and broker non-votes, if any, will have no effect on the outcome of this matter.

Our board of directors unanimously recommends that you vote 1 YEAR on the proposal to recommend, by non-binding vote, the frequency of holding an advisory vote on the compensation of named executive officers.

Proposal 4: Approving an Amendment to our Company’s Bylaws to Allow our Company’s Stockholders to Amend our Company’s Bylaws by a Majority Vote of the Outstanding Shares Entitled to be Cast on the Matter

Amendment of the Bylaws of the Corporation: At the annual meeting you will be asked to approve an amendment to our bylaws to allow our bylaws to be amended by the affirmative vote of a majority of all votes entitled to be cast by the stockholders of the issued and outstanding shares of common stock of our Company at a meeting of stockholders duly called and at which a quorum is present.

Vote Required: You may vote for, vote against, or abstain from voting on approving this amendment to our bylaws that would, if approved, allow our Company’s bylaws to be amended by the affirmative vote of a majority of all votes entitled to be cast by the stockholders of the issued and outstanding shares of common stock of the Company at a meeting of stockholders duly called and at which a quorum is present. Assuming a quorum is present, the affirmative vote of a majority of the votes cast on this proposal will be required to approve the amendment. Abstentions and broker non-votes, if any, will have no effect on the outcome of this matter.

Our board of directors unanimously recommends that you vote FOR the approval of the Bylaw Amendment.

Proposal 5: Ratification of the Appointment of Independent Registered Public Accounting Firm

Independent Registered Public Accounting Firm: At the annual meeting you will be asked to ratify the audit committee’s appointment of Ernst & Young LLP as our independent registered public accounting firm for 2017.

Vote Required: You may vote for, vote against, or abstain from voting on ratifying the appointment of the independent registered public accounting firm. Assuming a quorum is present, the affirmative vote of a majority of the votes cast on this proposal will be required to ratify the audit committee’s appointment of the independent registered public accounting firm. Abstentions and broker non-votes, if any, will have no effect on the outcome of this matter.

Our board of directors unanimously recommends that you vote FOR the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2017.

The foregoing are only summaries of the proposals. You

should review the full discussion of each proposal in this

proxy statement before casting your vote.

Proposal 1: Election of Directors

At the 2017 annual meeting, eight directors are to be elected to each hold office until the 2018 annual meeting and until a successor has been duly elected and qualified or until such director’s earlier resignation or removal. Our bylaws provide for majority voting in uncontested director elections. Pursuant to our bylaws, in an uncontested election a director is elected if the votes cast for his or her election exceed the votes cast against his or her election. Under our corporate governance guidelines, any director who fails to be elected by a majority vote in an uncontested election is required to promptly tender his or her resignation to our board of directors for its consideration. The board of directors will act on any such tendered resignation within 90 days following certification of the stockholder vote and will promptly and publicly disclose its decision. The eight nominees for election at the 2017 annual meeting, all proposed by our board of directors, are listed below with brief biographies. Each of these nominees is a current director of DCT Industrial Trust. We do not know of any reason why any nominee would be unable to serve as a director. If a nominee is unable to serve, however, proxies will be voted for the election of such other person as the board of directors may recommend. The following is a biographical summary of the experience of our director nominees, which includes, for each person, the specific experience, qualifications, attributes and skills that led to the conclusion by our board of directors that such person should serve as a director of our Company.

Our board of directors unanimously recommends that you vote FOR each of its director nominees.

Philip L. Hawkins. Director since 2006

Mr. Hawkins, age 61, has been our Chief Executive Officer since October 2006 and our President since January 2016. Mr. Hawkins was the President, Chief Operating Officer and a director of CarrAmerica Realty Corporation, where he had been employed from 1996 until July 2006. CarrAmerica was a public REIT focused on the acquisition, development, ownership and operation of office properties in select markets across the United States and was acquired by a fund managed by The Blackstone Group in July 2006. Prior to joining CarrAmerica, Mr. Hawkins spent approximately 13 years with LaSalle Partners (now Jones Lang LaSalle), a real estate services company where he was a director and held various positions involving real estate investment, development, leasing and management. Mr. Hawkins serves as a director and a compensation committee member of Corporate Office Properties Trust, a publicly traded office REIT that focuses primarily on serving the specialized requirements of U.S. government agencies and defense contractors. He is a member of the National Association of Real Estate Investment Trusts (NAREIT) as well as serving on its Board of Governors and is a trustee of Hamilton College. He holds an M.B.A. from the University of Chicago Graduate School of Business and a Bachelor of Arts degree from Hamilton College.

Marilyn A. Alexander. Director since 2011

Ms. Alexander, age 65, has over thirty-five years of experience in a range of industries, including real estate, hospitality and management consulting. Ms. Alexander has been a consultant since 2003, currently serving as principal of Alexander & Friedman LLC, a management consulting company that she founded. She previously served in executive roles in finance, brand management, marketing and revenue management at The Walt Disney Company and Marriott Corporation. She also serves as a director of Torchmark Corporation, a financial services holding company specializing in life and supplemental health insurance. From 2008 to April 2016, she served as a director of Tutor Perini Corporation, a leading civil and building construction company offering diversified general contracting and design/build services to private clients and public agencies in the U.S. and abroad. From November 2004 until its sale in February 2007, Ms. Alexander served as a trustee of Equity Office Properties Trust. She also served as a director of New Century Financial Corporation, a formerly publicly-traded REIT, from May 2005 to April 2007. Ms. Alexander served as a trustee of PIMCO Variable Insurance Trust, PIMCO Commercial Securities Trust, Inc. and PIMCO Strategic Global Government Fund, Inc. from October 2006 to August 2007. Ms. Alexander earned a Bachelor’s degree at Georgetown University in Philosophy and an MBA at the Wharton Graduate School of the University of Pennsylvania; she is a licensed CPA in the Commonwealth of Virginia.

Thomas F. August. Director since 2006

Mr. August, age 68, served as President and Chief Executive Officer of DDR Corp., a publicly traded REIT, from July 2016 to March 2017, and as a director of DDR Corp. from May 2016 to March 2017. Mr. August retired from Equity Office Property Trust as of December 31, 2015. He served as President and Chief Executive Officer of Equity Office Properties Trust from July 2010 and served from October 2009 to July 2010 as its Chairman. Equity Office Properties Trust is currently a private company controlled by The Blackstone Group and is one of the largest owners and managers of office properties in the United States. He remains on the board of directors of Equity Office Property Trust. From February 2008 to August 2009 he served as the Executive Vice President and Chief Operating Officer of Behringer Harvard REIT I, Inc., and from May 2009 through August 2009 he also served as Chief Executive Officer of Behringer Harvard REIT I, Inc. He served as a trustee of Brandywine Realty Trust, a publicly traded REIT, from January 2006 through February 2008. From October 1999 to January 2006, Mr. August had served as President, Chief Executive Officer and a trustee of Prentiss Properties Trust. Prior to that time, he was President and Chief Operating Officer of Prentiss since Prentiss’ initial public offering in October 1996. From 1992 to 1996, Mr. August served as President and Chief Operating Officer of a Prentiss affiliate, Prentiss Properties Limited, Inc. From 1987 to 1992, Mr. August served as Executive Vice President and Chief Financial Officer of Prentiss’ predecessor company. From 1985 to 1987, Mr. August served in executive capacities with Cadillac Fairview Urban Development, Inc. Prior to joining Cadillac Fairview Urban Development in 1985, Mr. August was Senior Vice President of Finance for Oxford Properties, Inc., in Denver, Colorado, an affiliate of a privately-held Canadian real estate firm. Previously, he was a Vice President of Citibank, responsible for real estate lending activities in the Midwest. Mr. August has more than 40 years of experience as a senior executive in the real estate industry, including prior experience as the chief executive officer of a publicly traded REIT. Mr. August holds a Bachelor’s degree from Brandeis University and an M.B.A. degree from Boston University.

John S. Gates, Jr. Director since 2006

Mr. Gates, age 63, has served since January 1, 2005 as the Chairman and Chief Executive Officer of PortaeCo, a private investment and asset management company. He also served from August 2010 until August 2014 as the Chairman of the Board of the Regional Transportation Authority of Metropolitan Chicago, which is responsible for all passenger transit operations in the metropolitan Chicago area. From 2007 to 2010, Mr. Gates served as Chairman of the Board and Chairman of the Finance Committee of the Metropolitan Pier and Exhibition Authority (McPier), which owns and operates Chicago’s McCormick Place, Navy Pier. In 1984, Mr. Gates co-founded CenterPoint Properties Trust and served as Co-Chairman and Chief Executive Officer for 22 years. During that period, CenterPoint became one of the largest private property owners in the Metropolitan Chicago Region and the nation’s first publicly traded industrial property REIT. In March 2006, CenterPoint was acquired by the California Public Employees Retirement System and Jones Lang LaSalle for approximately $3.5 billion. In 1979, Mr. Gates joined CB Richard Ellis, and in 1981 co-founded the Chicago office of Jones Lang Wootton (now Jones Lang LaSalle), a global commercial property investment firm. Mr. Gates is a director of Care Capital Properties, The Davis Funds, Miami Corporation and numerous not-for-profit institutions. Mr. Gates has more than 35 years of experience in the industrial real estate industry, public company practice and government leadership. Mr. Gates graduated from Trinity College with a Bachelor’s degree in Economics.

Raymond B. Greer. Director since 2010

Mr. Greer, age 54, has over thirty years of logistics and transportation experience. Mr. Greer has served since February 2011 as the President of BNSF Logistics, LLC, which is an international third party logistics provider and a wholly-owned subsidiary of Burlington Northern Santa Fe, LLC, a Berkshire Hathaway company. From March 2005 to January 2010, Mr. Greer served as President and Chief Executive Officer of Greatwide Logistics Services, a non-asset based logistics and transportation services company. Greatwide and its senior lenders filed a Chapter 11 bankruptcy filing in October 2008 to restructure Greatwide’s debt and permit a purchase of the business. From December 2002 to March 2005, Mr. Greer served as President and Chief Executive Officer for

Newgistics, Inc., a reverse logistics company. Mr. Greer served as President of Global Network Solutions and Services for i2 Technologies, Inc., a supply chain management software and services company, from February 2002 to November 2002. Mr. Greer has also held senior management positions for Ryder and FedEx Corporation. From June 2005 to April 2007, Mr. Greer served as a director of Kitty Hawk, Inc., a publicly traded air cargo company. Mr. Greer also serves on the board of LifeVantage, a publicly traded network marketing company, and on the board of privately held Amware Logistics. Mr. Greer received a Bachelor of Science in Mathematics from the University of Utah and an Executive Masters in Information Systems & Telecommunications from Christian Brothers University.

Tripp H. Hardin. Director since 2002

Mr. Hardin, age 55, is Senior Vice President of Global Workplace Solutions with CBRE, Inc., which is the world’s largest commercial real estate services firm. Prior to joining CBRE in 2007, Mr. Hardin was a principal of Trammell Crow Krombach Partners and was associated with them or their predecessor company since 1986. He has over 30 years of experience in the commercial real estate industry, focusing primarily on the sale and leasing of industrial and office properties. He also has extensive experience in real estate investment and delivering integrated transaction management services to corporate occupants. Mr. Hardin graduated from Stanford University with a Bachelor of Science degree in Industrial Engineering.

Tobias Hartmann. Director since 2016

Mr. Hartmann, age 44, is President of Radial Inc., formerly known as eBay Enterprise & Innotrac, a leading provider in omnichannel commerce technology and operations solutions for brands and retailers in North America and internationally. From May 2011 to October 2015, Mr. Hartmann served in various positions at eBay Enterprise, formerly a division of eBay Inc., including Vice President of Client Services/Global Operations/International as well as Interim President. From March 2005 to December 2010, Mr. Hartmann served as Managing Director and Chief Operating Officer of D+S GmbH, a full-service e-commerce and business process outsourcing provider. Mr. Hartmann earned his Bachelor of Arts degree in Economics and a Master of Business Administration from Clark University.

John C. O’Keeffe. Director since 2002

Mr. O’Keeffe, age 57, has been active in the construction industry since 1983 and has been associated with Wm. Blanchard Co., a construction management firm located in Springfield, NJ, since 1987. He has served in a variety of capacities at the firm, including estimating, contract negotiation and contract management, contractor management, project management and for the past 10 years, in an executive capacity, managing a variety of large scale healthcare projects. Presently, Mr. O’Keeffe serves as Vice President, Construction Operations for Wm. Blanchard Co. Mr. O’Keeffe graduated from Denison University with a Bachelor of Arts degree.

Corporate Governance

DCT Industrial Trust remains committed to maintaining leading corporate governance practices. We seek to achieve this objective through, among other things, our governance policies and compliance with the Sarbanes-Oxley Act of 2002 and the rules of the New York Stock Exchange, or NYSE. Our board of directors has formalized several policies, procedures and standards of corporate governance reflected in our governance guidelines. These governance guidelines, some of which we touch on below, can be viewed together with any future changes on the DCT Industrial Trust website at www.dctindustrial.com under corporate information-governance documents on the investors webpage.

Director Independence. We require that a majority of our board of directors be independent under listing standards adopted by the NYSE. To determine whether a director is independent, the board of directors must affirmatively determine that there is no direct or indirect material relationship between our Company and the director. The board of directors has determined that Ms. Alexander and Messrs. August, Gates, Greer, Hardin, Hartmann and O’Keeffe are independent. The board of directors reached its decision after reviewing director questionnaires, considering transactions and relationships between each director or any member of his or her immediate family and our Company and considering other relevant facts and circumstances. The board of directors has also determined that all members of the audit, compensation and nominating and corporate governance committees are independent in accordance with NYSE and applicable Securities and Exchange Commission, or SEC, rules and that all members of the audit committee are financially literate.

In connection with the determination by our board of directors that Mr. Hardin was independent, the board of directors considered our payment of real estate brokerage fees to CBRE Group, Inc. and its subsidiaries (“CBRE”). Mr. Hardin serves as Senior Vice President of Global Workplace Solutions of CBRE in its St. Louis office. The board of directors’ conclusion that Mr. Hardin was independent, notwithstanding these payments to CBRE, was based on the following information, which in view of our board of directors demonstrates the de minimis nature of the relationship between our Company and CBRE as it relates to Mr. Hardin’s independence: (1) Mr. Hardin received no benefit, directly or indirectly, with regard to these payments; (2) Mr. Hardin did not have any direct or indirect decision making authority or any other role, in any capacity, relating to the transactions giving rise to the payments from our Company to CBRE; (3) Mr. Hardin is not an executive officer or member of senior management of CBRE; (4) our Company paid CBRE approximately $4.9 million in 2016, which amounted to less than 0.04% of CBRE’s total revenues for 2016; and (5) a significant portion of this total amount was paid for transactions in which CBRE represented a tenant and not our Company.

Leadership Structure. Although our Corporate Governance Guidelines allow for one individual to serve as both Chairman of the Board and Chief Executive Officer, those roles are currently filled by Mr. August and Mr. Hawkins, respectively. We do not believe the roles must be separated to best serve our Company and our stockholders but the current leadership structure has allowed us to leverage the extensive knowledge of our industry possessed by Mr. August and Mr. Hawkins. As the Chairman of the Board, Mr. August is an independent director and also serves as our lead independent director. We believe that the roles of the Chairman of the Board and lead independent director can efficiently and effectively be filled by one independent director.

The responsibilities of our lead independent director include, but are not limited to, the following:

•	meeting at least once every quarter with the Chairman of the Board (if the Chairman of the Board is a management director) and the Chief Executive Officer;

•

presiding at all meetings of the board of directors at which the Chairman of the Board, if different from the lead independent director, is not present, including executive sessions of the independent directors;

•	serving as liaison between the Chairman of the Board, if different from the lead independent director, and the independent directors;

•	reviewing all information sent to the board of directors;

•	reviewing all meeting agendas for the board of directors; and

•	overseeing meeting schedules to assure that there is sufficient time for discussion of all agenda items.

Our lead independent director also has the authority to call meetings of the independent directors. If the Chairman of the Board is an independent director, he or she will serve as the lead independent director. Otherwise, the lead independent director is to be selected by the independent directors at the meeting of the board of directors scheduled on the day of each annual meeting of our stockholders (or, if no such meeting is held, on the first subsequent regularly scheduled meeting of the board of directors).

The board of directors determined that its current leadership structure was appropriate because it (i) allowed us to most effectively obtain the benefits of the extensive knowledge of our industry and strategic vision of both of Mr. August and Mr. Hawkins, (ii) allowed for the efficient and effective handling of the responsibilities of the board of directors with key leading roles played by both Mr. August and Mr. Hawkins, and (iii) helped ensure strong independent oversight by the board of directors.

Communicating with Directors. Any interested party who desires to communicate with any of our directors individually, with the board of directors as a group, or with a particular group of the board of directors, may do so by writing to them c/o Secretary, DCT Industrial Trust Inc., 555 17th Street, Suite 3700, Denver, Colorado 80202. Communications should clearly indicate for whom they are intended and our Secretary will deliver them to the appropriate persons accordingly.

Stockholder Recommended Nominees for Director. The nominating and corporate governance committee considers stockholder recommended nominees for directors and screens all potential candidates in the same manner regardless of the source of the recommendation. Recommended nominees should be submitted to the committee following the same requirements as stockholder proposals generally and, like all proposals, must satisfy and will be subject to our bylaws and applicable rules and regulations. Submittals should also contain the name, age and address of the candidate, a description of the qualifications and background of the candidate, a consent of the candidate to be named in the proxy statement relating to our annual meeting of stockholders and to serve as director if elected at such meeting, a description of all arrangements or understanding between the stockholder and the candidate, information regarding the candidate’s stock ownership, and evidence of the nominating person’s stock ownership. The committee will consider stockholder recommendations for board candidates, which should be sent to: Secretary, DCT Industrial Trust Inc., 555 17th Street, Suite 3700, Denver, Colorado 80202. For more information on procedures for submitting nominees, refer to stockholder nominations under “Additional Information” on page 53. The committee reviews its recommendations with the board of directors, which in turn selects the final nominees. The committee may look at a variety of factors in identifying potential candidates and may request interviews or additional information as it deems necessary. There are no minimum qualifications that the committee believes must be met by a nominee, other than those reflected in our corporate governance guidelines, which provide that each director must (1) have an unblemished reputation for integrity and values, (2) possess the highest personal and professional ethics, (3) remain committed to representing the long term interests of the stockholders, (4) have a reputation for exercising good business judgment and practical wisdom and (5) have education and experience that provides sound knowledge of business, financial, governmental or legal matters that are relevant to our business and our status as a publicly owned company. Neither the committee nor the board of directors has a policy with regard to the consideration of diversity in identifying director nominees, although both may consider diversity when identifying and evaluating proposed director candidates, and one of the enumerated factors under the committee’s charter that the committee may consider when identifying potential nominees is the interplay of the candidate’s experience with the experience of the other board members. In the course of identifying and evaluating candidates, the committee may sometimes retain third-party search firms to identify candidates for the board of directors who are then screened following the same procedures as all other candidates. In addition to stockholder nominees, the committee will consider candidates recommended by directors, officers, third-party search firms, employees and others. Mr. Hartmann was initially recommended to us by a third-party search firm.

Proxy Access Bylaw Provisions. On May 4, 2016, we amended our bylaws to adopt a proxy access provision to permit a stockholder, or group of no more than 20 stockholders, meeting specified eligibility requirements, to include director nominees in our proxy materials for annual meetings of stockholders. In order to be eligible to utilize these proxy access provisions, a stockholder, or group of stockholders, must, among other requirements:

•	have owned shares of common stock equal to at least 3% of the aggregate of the issued and outstanding shares of common stock continuously for at least the prior three years;

•

represent that such shares were acquired in the ordinary course of business and not with the intent to change or influence control and that such stockholder or group does not presently have such intent; and

•

provide a notice requesting the inclusion of director nominees in our proxy materials and provide other required information to us not earlier than 150 days nor later than 120 days prior to the first anniversary of the date of mailing of the notice for the prior year’s annual meeting of stockholders (with adjustments if the date for the upcoming annual meeting of stockholders is advanced or delayed by more than 30 days from the anniversary date of the prior year’s annual meeting).

Additionally, all director nominees submitted through these provisions must be independent and meet specified additional criteria, and stockholders will not be entitled to utilize this proxy access right at an annual meeting if we receive notice through our advanced notice by-law provisions that a stockholder intends to nominate a director at such meeting. The maximum number of director nominees that may be submitted pursuant to these provisions may not exceed 20% of the number of directors then in office.

The foregoing proxy access right is subject to additional eligibility, procedural and disclosure requirements set forth in our bylaws.

Risk Oversight. The board of directors plays an important role in the risk oversight of DCT Industrial Trust, primarily through direct decision-making authority with respect to significant matters and the oversight of management by the board of directors and its committees.

In particular, the board of directors administers its risk oversight function through (1) the review and discussion of regular periodic reports to the board of directors and its committees on topics relating to the risks that we face, including, among others, market conditions, tenant concentrations and credit worthiness, leasing activity and expirations, the status of current and anticipated development projects, compliance with debt covenants, management of debt maturities, access to debt and equity capital markets, existing and potential legal claims against us and various other matters relating to our business, (2) the required approval by the board of directors (or a committee thereof) of significant transactions and other decisions, including, among others, significant acquisitions and dispositions of properties, development projects, certain new borrowings and the appointment and retention of our senior executives, (3) the direct oversight of specific areas of our business by the compensation, audit and nominating and corporate governance committees, and (4) regular periodic reports from our auditors and other outside consultants regarding various areas of potential risk, including, among others, those relating to our qualification as a REIT for tax purposes and our internal controls and financial reporting. The board of directors also relies on management to bring significant matters affecting our Company to its attention.

Pursuant to its charter, the audit committee is specifically responsible for discussing with management major financial risk exposures and the steps management has taken to monitor and control such exposures, including our risk assessment and risk management policies. As part of this process, the audit committee oversees the planning and conduct of regular risk assessment protocols that are designed to identify and analyze risks to achieving our business objectives. The results of the risk assessment are discussed with management, used to develop our annual internal audit plan, and are reviewed quarterly by the committee. In addition, our Whistleblowing and Whistleblower Protection Policy enables anonymous and confidential submission by employees of complaints or concerns regarding a violation of applicable laws, regulations, or business ethical standards or a questionable accounting, accounting control or auditing matter. These complaints or concerns may be submitted directly to members of the audit committee.

Given its role in the risk oversight of DCT Industrial Trust, the board of directors believes that any leadership structure that it adopts must allow it to effectively oversee the management of the risks relating to our operations. Although there are different leadership structures that could allow the board of directors to effectively oversee the management of such risks, and while the board of directors believes its current leadership structure enables it to effectively manage such risks, it was not the primary reason the board of directors selected its current leadership structure over other potential alternatives. See the discussion under the heading “—Leadership Structure” above for a discussion of why the board of directors has determined that its current leadership structure is appropriate.

Code of Business Conduct and Ethics. We have adopted a code of business conduct and ethics which can be viewed on the DCT Industrial Trust website at www.dctindustrial.com under corporate governance on the investor relations webpage. The code outlines in detail the key principles of ethical conduct expected of DCT Industrial Trust employees, officers and directors, including, among others, matters related to transactions involving Company securities, conflicts of interest, use of Company assets, fair dealing and Company accounting. In addition, our Whistleblowing and Whistleblower Protection Policy enables anonymous and confidential submission by employees of complaints or concerns regarding a violation of applicable laws, regulations, or business ethical standards or a questionable accounting, accounting control or auditing matter. Our Whistleblowing and Whistleblower Protection Policy can be viewed on the DCT Industrial Trust website at www.dctindustrial.com under corporate information-governance documents on the investors webpage.

Corporate Governance Guidelines. We have adopted corporate governance guidelines which can be viewed on the DCT Industrial Trust website at www.dctindustrial.com under corporate information-governance documents on the investors webpage.

Board of Directors and Committees

Our board of directors currently consists of nine directors, eight of whom are independent under the requirements of the NYSE listing rules. Mr. Warwick has informed us that he will not stand for reelection at the 2017 annual meeting. Following the annual meeting, the number of directors constituting our board of directors will be reduced from nine members to eight members. The board of directors held five meetings during 2016 and all directors attended 75% or more of the board of directors’ meetings and meetings of the committees on which they served during the periods they served. All members of our board are expected to attend our annual meetings of stockholders in person, unless doing so is impracticable because of unavoidable conflicts. All of our then current directors attended the 2016 annual meeting in person.

The four standing committees of the board of directors are an audit committee, an investment committee, a compensation committee and a nominating and corporate governance committee. The audit, compensation and nominating and corporate governance committee responsibilities are stated more fully in their respective charters which have been adopted by the board of directors. The charters can be viewed, together with any future changes, on the DCT Industrial Trust website at www.dctindustrial.com under corporate information-committee charting on the investors webpage.

Audit Committee. The current members of the audit committee are Ms. Alexander, who chairs the committee, and Messrs. August, O’Keeffe and Warwick, each of whom is independent under the rules of the NYSE and the SEC. The board of directors has determined that Mr. August and Ms. Alexander are qualified as audit committee financial experts within the meaning of the SEC regulations. There were five meetings of the committee in 2016 and its report appears on page 47. The primary responsibilities of this committee are to assist the board of directors in overseeing: (1) our accounting and financial reporting processes; (2) the integrity and audits of our consolidated financial statements, (3) our compliance with legal and regulatory requirements; (4) the qualifications and independence of our independent registered public accounting firm; and (5) the performance of our independent registered public accounting firm and any internal auditors. The committee is also responsible for engaging the independent registered public accounting firm, approving professional services provided by the independent registered public accounting firm, considering and approving the range of audit and non-audit fees and reviewing the adequacy of our internal accounting controls. As noted above, Mr. Warwick will not stand for reelection at the 2017 annual meeting and will thereafter no longer serve on the Audit Committee.

Investment Committee. The current members of the investment committee are Messrs. Hardin, who chairs the committee, Gates, Greer and Hartmann. This committee is responsible for approving certain material acquisitions, dispositions and other investment decisions of our Company. There were seven meetings of the committee in 2016.

Compensation Committee. The current members of the compensation committee are Messrs. August, who chairs the committee, Greer, Hartmann and Warwick, each of whom is independent under the rules of the NYSE. The primary responsibilities of this committee are to: (1) evaluate the performance and determine the compensation of our chief executive officer; (2) review and determine the compensation payable to our executive officers; (3) make recommendations to the board of directors regarding the compensation payable to members of the board of directors; (4) review our incentive compensation and other stock-based plans and administer our stock based plans and our incentive compensation plan; and (5) review and discuss with management the Compensation Discussion and Analysis to be included in the proxy statement for our annual meetings. There were four meetings of the committee in 2016 and its report appears on page 45. As noted above, Mr. Warwick will not stand for reelection at the 2017 annual meeting and will thereafter no longer serve on the Compensation Committee.

Nominating and Corporate Governance Committee. The current members of the nominating and corporate governance committee are Messrs. Gates, who chairs the committee, Hardin, O’Keeffe and Ms. Alexander, each of whom is independent under the rules of the NYSE. The primary responsibilities of this committee are to: (1) review and make recommendations to the board of directors on board organization matters; (2) assist the board of directors with evaluating the effectiveness of the board of directors and its committees; (3) review and make recommendations for committee appointments to the board of directors; (4) identify individuals qualified to become board members and propose to the board of directors a slate of nominees for election at the annual meeting of stockholders; (5) assess and make recommendations to the board of directors on corporate governance matters; and (6) develop and recommend to the board of directors a set of corporate governance principles. There were 16 meetings of the committee in 2016. The increase in committee meetings during 2016 was largely due to meetings held in connection with the recruitment and appointment of a new director.

Executive Officers

The following table sets forth certain information concerning our executive officers who, subject to rights pursuant to any employment agreements, serve at the pleasure of our board of directors.

Name	Age	Position
Philip L. Hawkins	61	President and Chief Executive Officer*
Teresa L. Corral	53	Executive Vice President of Investments and Portfolio Management
Neil P. Doyle	47	Managing Director, Central Region
Matthew T. Murphy	52	Chief Financial Officer and Treasurer
John V. Pharris	52	Managing Director, West Region
Charla Rios	55	Executive Vice President, Property Management
Michael J. Ruen	50	Managing Director, East Region
John G. Spiegleman	49	Executive Vice President, General Counsel and Secretary

*	See biographical summary under “Proposal 1: Election of Directors”

The following is a biographical summary of the experience of our executive officers, other than for Mr. Hawkins as noted above.

Teresa L. Corral, age 53, has been our Company’s Executive Vice President of Investments and Portfolio Management since May 2011. Ms. Corral oversees our Company’s investment and disposition process as well as portfolio management of our balance sheet and joint venture assets. Prior to this role, Ms. Corral served as our Company’s Senior Vice President of Institutional Capital Management and Dispositions since 2006. Ms. Corral brings more than 30 years of experience in acquisitions, due diligence, and underwriting institutional and privately-held real estate to our Company. Prior to joining our Company in 2003, Ms. Corral served in various positions with Clayton, Williams, and Sherwood Inc., a private investment firm. She also worked for various affiliates of Clayton, Williams, and Sherwood Inc., including CWS Communities Trust, a private REIT. Ms. Corral received her Bachelor’s degree in Business Administration and Economics from St. Mary’s College of California.

Neil P. Doyle, age 47, has been our Company’s Managing Director, Central Region, since April 2012. He is responsible for all property operations, investments and development in the Central Region. Prior to joining our Company in 2012, Mr. Doyle served in various positions at CenterPoint Properties Trust since 1997. Most recently, from February 2007 through June 2011, he served as Executive Vice President of Infrastructure and Transportation at CenterPoint Properties Trust with responsibility for the sourcing and execution of logistics-based industrial parks in key U.S. intermodal and port markets. Prior to this role, Mr. Doyle served as Senior Vice-President of Development at CenterPoint from July 2005 through January 2007. Mr. Doyle holds a Bachelor of Science degree in Civil Engineering from Marquette University.

Matthew T. Murphy, age 52, has been Chief Financial Officer of our Company since September 2011. Mr. Murphy has been with our Company or an affiliate since 2003, previously serving as interim Chief Financial Officer, Executive Vice President and Treasurer. Mr. Murphy has served as Treasurer of our Company since October 2006 and, from May 2003 through October 2006, served as the Controller of Dividend Capital Advisors LLC, which was our external advisor at the time. From February 1998 until joining our former external advisor in May 2003, Mr. Murphy was a Vice President and Controller of Pritzker Residential, LLC, a privately-owned, fully-integrated multi-family real estate investment company. Prior to joining Pritzker, Mr. Murphy served in various positions with Security Capital Group and its affiliates, including Archstone-Smith Trust and ProLogis. Prior to joining Security Capital Group, in 1992, Mr. Murphy was a staff accountant with Coopers and Lybrand. Mr. Murphy served as a director of Versus Capital Multi-Manager Real Estate Income Fund LLC from July 2012 through August 2013. Mr. Murphy holds a Bachelor’s degree in Accounting from Colorado State University.

John V. Pharris, age 52, has been our Company’s Managing Director, West Region, since August 2014. He is responsible for all property operations, investments and developments in the West Region. Mr. Pharris has over 25 years of commercial real estate industry experience. Prior to his position as Managing Director, Mr. Pharris served as a one of our Regional Vice Presidents, where he was responsible for our Southern California assets. Before joining our Company in February 2011, Mr. Pharris served as a Senior Development Manager for Panattoni Development Company for nearly ten years where he oversaw all aspects of pre-development, entitlement, construction, leasing and stabilization on projects he sourced in the Inland Empire region of Southern California. Mr. Pharris holds a Bachelor of Science degree in Marketing from California State University, Sacramento.

Charla Rios, age 55, has been our Company’s Executive Vice President of Property Management since June 2011. Ms. Rios is responsible for planning, directing and managing our property management activities and leading our Company’s property management teams. Ms. Rios brings over 25 years of property management experience to our Company. Prior to joining our Company in 2011, Ms. Rios served as First Vice President and West Regional Property Manager of Prologis, Inc. for 16 years. Before joining Prologis, Inc., Ms. Rios was a Senior Property Manager with Trammell Crow Company in Phoenix, managing a portfolio for Pension Fund Advisors and institutional owners.

Michael J. Ruen, age 50, has been a Managing Director of our Company since early 2007 and prior to that a Senior Vice President of our Company since 2005. From February 2004 through October 2006, Mr. Ruen was an employee of Dividend Capital Advisors LLC, which was our external advisor at the time. Since the latter part of 2008, Mr. Ruen has overseen the Eastern Region of our Company, responsible for all property operations, investments and development in that region. Prior to that time, Mr. Ruen was responsible for capital deployment in the Eastern United States and development. Prior to joining our former advisor in February 2004, he was employed for nine years in various positions with ProLogis. Before leaving ProLogis, Mr. Ruen had been a First Vice President and Market Officer with responsibility over development, acquisition and portfolio operations for the state of Tennessee. Prior to that, he had similar responsibilities for Denver, Birmingham and Chattanooga after managing the leasing and marketing activities for Atlanta. Prior to joining ProLogis, Mr. Ruen was with CB Richard Ellis-Atlanta and was responsible for various institutional account activities including general brokerage. He received his Bachelor of Science degree in Business Administration from the University of Alabama and an M.B.A. from Georgia State University.

John G. Spiegleman, age 49, has been Executive Vice President and General Counsel of our Company since May 2011. Mr. Spiegleman is responsible for all legal, human resources, risk management and compliance matters. Mr. Spiegleman brings more than 25 years of experience to our Company. Prior to joining our Company in 2011, Mr. Spiegleman served as a Senior Vice President and Assistant General Counsel of Aimco from January 2006 to April 2011. While at Aimco, Mr. Spiegleman managed the legal aspects for all its transactions. Prior to joining Aimco, Mr. Spiegleman was Senior Vice President of Miller Global Properties for seven years. While at Miller Global, a privately-held company that owns, develops, and operates office and hotel properties throughout the world, Mr. Spiegleman served in legal and business roles. Mr. Spiegleman received his Juris Doctor from the University of Colorado, School of Law and his Bachelor’s degree in Economics from Denison University.

There is no family relationship between our directors or executive officers. None of the organizations at which our directors or executive officers served or were employed prior to their employment with us is an affiliate of us, other than our former advisor and its affiliates.

Principal Stockholders

The following table sets forth, as of January 31, 2017, ownership information with respect to our common stock and partnership units in our operating partnership, for those persons known to us to be the beneficial owner of 5% or more of our outstanding common stock, each of our named executive officers, directors and director nominees, individually, and all of our executive officers and directors, as a group.

	Common Stock			Common Stock and Units
Name and Address of Beneficial Owner	Number of Shares Beneficially Owned(1)		Percent of Common Stock(2)	Number of Shares and Units Beneficially Owned(1)		Percent of Common Stock and Units(2)
Directors and Executive Officers
Philip L. Hawkins	163,667	(3)	*	603,461	(3)	*
Marilyn A. Alexander	11,626	(4)	*	13,342	(4)	*
Thomas F. August	23,518	(5)	*	25,908	(5)	*
John S. Gates, Jr	29,768	(6)	*	31,484	(6)	*
Raymond B. Greer	12,538	(7)	*	14,254	(7)	*
Tripp H. Hardin	18,185	(8)	*	19,901	(8)	*
Tobias Hartmann	—	(9)	*	1,498	(9)	*
John C. O’Keeffe	7,013	(10)	*	8,729	(10)	*
Bruce L. Warwick	25,355	(11)	*	27,071	(11)	*
Neil P. Doyle	—	(12)	*	49,710	(12)	*
Matthew T. Murphy	31,273	(13)	*	152,492	(13)	*
Michael J. Ruen	57,438	(14)	*	243,208	(14)	*
John G. Spiegleman	—	(15)	*	72,393	(15)	*
All directors and officers as a group (16 persons)	394,693	(16)	*	1,436,749	(16)	1.5%

Five Percent Stockholders
The Vanguard Group, Inc.(17)	13,834,368		15.1%	13,834,368		14.4%
FMR LLC
Abigail P. Johnson(18)	13,204,003		14.4%	13,204,003		13.8%
BlackRock, Inc.(19)	10,026,604		10.9%	10,026,604		10.5%
Vanguard Specialized Funds – Vanguard REIT Index Fund(20)	6,845,527		7.5%	6,845,527		7.1%

Unless otherwise indicated below, to our knowledge, all persons named in the table have sole voting and investment power with respect to their shares of common stock or units, except to the extent authority is shared by spouses under community property laws. Unless otherwise listed, the address of each of the stockholders is c/o DCT Industrial Trust Inc., 555 17th Street, Suite 3700, Denver, Colorado 80202.

*	Less than 1.0% of the outstanding securities of our Company and its subsidiaries.
(1)

“Number of shares beneficially owned” includes shares of common stock that may be acquired by (i) exercising stock options within 60 days of January 31, 2017 or (ii) converting phantom shares vested or vesting within 60 days of January 31, 2017 to actual shares, but does not include shares of common stock that may be acquired by redeeming OP units in our operating partnership. “Number of shares and units beneficially owned” includes all shares included in the column titled “Number of shares beneficially owned” plus shares of common stock that may be acquired by converting all unvested phantom shares and redeeming OP units in our operating partnership assuming that (i) all outstanding OP units are immediately redeemable/exchangeable, (ii) all outstanding LTIP units have vested in full and have been converted into an equal number of OP units and (iii) all OP units have been exchanged for shares of common stock. For purposes of this table, fractional shares of common stock, OP units and LTIP units have been rounded to the nearest whole number. Pursuant to the limited partnership agreement of our operating partnership, after receiving a redemption notice from a unit holder, our operating partnership must redeem units for cash or, at our option, shares of common stock on a one-for-one basis, subject to certain conditions including that such OP units have been issued and outstanding for at least a year. The terms of the LTIP units are described in “Executive and Director Compensation—Compensation Discussion and Analysis—Long-Term Equity Incentive Compensation—LTIP Units.”
(2)	As of January 31, 2017, 91,864,455 shares of common stock, 2,791,645 OP units and 1,167,555 LTIP units were outstanding. To compute the percentage of outstanding shares of common stock held by each person and unless otherwise noted, any share of common stock which such person has the right to acquire pursuant to the exercise of stock options exercisable, or conversion of phantom shares vested or vesting within 60 days of January 31, 2017 is deemed to be outstanding, but is not deemed to be outstanding for the purpose of computing the percentage ownership of any other person. The percentage of outstanding shares of common stock and units held by each person is calculated in the same manner as the percentage of outstanding shares of common stock, except that in performing this calculation we assume that: (i) all outstanding LTIP units held by all persons have vested in full and have been converted into an equal number of OP units, (ii) all OP units held by all persons, other than us, have been exchanged for shares of common stock and (iii) all phantom shares held by all persons, whether vested or not, have been converted into shares of common stock.
(3)	Includes 59,843 shares issuable upon exercise of options which are currently exercisable or which will become exercisable within 60 days after January 31, 2017. Additionally, the “number of shares and units beneficially owned” column includes 439,794 LTIP units (of which 347,824 are vested as of January 31, 2017).
(4)	Includes 10,472 vested phantom shares and 1,154 shares issuable upon exercise of options which are currently exercisable or which will become exercisable within 60 days after January 31, 2017. Additionally, the “number of shares and units beneficially owned” column includes 1,716 phantom shares that are not currently vested.
(5)	Includes 15,703 vested phantom shares. Additionally, the “number of shares and units beneficially owned” column includes 2,390 phantom shares that are not currently vested.
(6)	Includes 17,268 shares held by the John S. Gates Jr. Trust and 12,500 shares owned by the Gates Charitable Trust. Additionally, the “number of shares and units beneficially owned” column includes 1,716 phantom shares that are not currently vested.
(7)	Includes 12,538 vested phantom shares. Additionally, the “number of shares and units beneficially owned” column includes 1,716 phantom shares that are not currently vested.
(8)	Includes 16,490 vested phantom shares, 569 shares held through a trust for the benefit of Mr. Hardin, and an additional 297 shares held through his profit sharing plan (self-directed). Additionally, the “number of shares and units beneficially owned” column includes 1,716 phantom shares that are not currently vested.
(9)	The “number of shares and units beneficially owned” column includes 1,498 phantom shares that are not currently vested.
(10)	The “number of shares and units beneficially owned” column includes 1,716 phantom shares that are not currently vested.
(11)	Includes 15,703 vested phantom shares. Also, includes 5,500 shares held by the Fairfield Darien Green Associates Limited Partnership. Additionally, the “number of shares and units beneficially owned” column includes 1,716 phantom shares that are not currently vested.
(12)	The “number of shares and units beneficially owned” column includes 49,710 LTIP units (of which 21,892 are vested as of January 31, 2017).
(13)	Includes 23,755 shares issuable upon exercise of options which are currently exercisable or which will become exercisable within 60 days after January 31, 2017. The “number of shares and units beneficially owned” column includes 121,219 LTIP units (of which 90,376 are vested as of January 31, 2017).
(14)	Includes 35,156 shares issuable upon exercise of options which are currently exercisable or which will become exercisable within 60 days after January 31, 2017. Additionally, the “number of shares and units beneficially owned” column includes 43,055 OP units and 142,715 LTIP units (of which 118,621 are vested as of January 31, 2017)
(15)	The “number of shares and units beneficially owned” column includes 72,393 LTIP units (of which 51,579 are vested as of January 31, 2017).

(16)	Includes an aggregate of 203,880 shares of common stock, 89,373 OP units, 938,498 LTIP units, 85,090 phantom shares and 119,908 shares of common stock underlying currently exercisable stock options which will become exercisable within 60 days after January 31, 2017. See also notes (3)-(15) above.
(17)	Information regarding The Vanguard Group, Inc. is based solely upon a Schedule 13G filed by The Vanguard Group, Inc. with the SEC on February 9, 2017. The Vanguard Group, Inc. reported sole voting power with respect to 171,910 shares, shared voting power with respect to 106,706 shares, sole investment power with respect to 13,677,068 shares and shared investment power with respect to 157,300 shares. The address of The Vanguard Group, Inc. is 100 Vanguard Blvd., Malvern, Pennsylvania 19355.
(18)	Information regarding FMR LLC and Abigail P. Johnson is based solely upon a Schedule 13G filed jointly by FMR LLC and Abigail P. Johnson with the SEC on February 14, 2017. FMR LLC reported sole voting power with respect to 7,633,357 shares and each of FMR LLC and Abigail P. Johnson reported sole investment power with respect to 13,204,003 shares. The address of FMR LLC, Edward C. Johnson 3d and Abigail P. Johnson is 245 Summer Street, Boston, Massachusetts 02210.
(19)	Information regarding BlackRock, Inc. is based solely upon a Schedule 13G filed by BlackRock, Inc. with the SEC on January 12, 2017. BlackRock, Inc. reported sole voting power with respect to 9,282,933 shares and sole investment power with respect to 10,026,604 shares. The address of BlackRock, Inc. is 55 East 52nd Street, New York, New York 10022.
(20)	Information regarding Vanguard Specialized Funds—Vanguard REIT Index Fund (“Vanguard”) is based solely on a Schedule 13G filed by Vanguard with the SEC on February 13, 2017. Vanguard reported sole voting power with respect to 6,845,527 shares. The address of Vanguard is 100 Vanguard Blvd., Malvern, Pennsylvania 19355.

Transactions with Related Persons

For purposes of this section titled “Transactions with Related Persons,” the terms “we” and “our” refer to DCT Industrial Trust Inc. together with its consolidated subsidiaries.

Transactions with Jeffrey F. Phelan

In May 2010, we entered into the 8th and Vineyard joint venture with Iowa Investments, LLC, an entity indirectly owned by our former President and his wife, to purchase 19.3 acres of land held for development in Southern California. Pursuant to the joint venture agreement, we will first receive a return of all capital along with a preferred return. Thereafter, Iowa Investments, LLC will receive a return of all capital along with a promoted interest. The land parcel acquired by 8th and Vineyard was purchased from an entity in which the same executive had a minority ownership. The total acquisition price of $4.7 million was determined to be at fair value.

Transactions with Related Person Approval Policy

Our corporate governance guidelines set forth in writing our transactions with related person approval policy. According to this policy, each related person transaction must be reviewed and approved in advance by the audit committee or, for contributions, acquisitions, and dispositions of real property, the investment committee; provided that if we enter into a transaction without recognizing that it constitutes a related person transaction, this approval requirement can be satisfied if the transaction is subsequently ratified by the audit committee or investment committee, as applicable. Our transactions with related person approval policy under our corporate governance guidelines covers all transactions with related parties required to be disclosed in the proxy statement under SEC rules and all other related person transactions in which the amount involved exceeds $60,000.

Our code of business conduct and ethics sets forth in writing the standards, policies and procedures that our Company follows in situations where there is a possibility of a conflict of interest. Each employee, officer or director is expected to avoid any situation in which his or her personal interests conflict, or have the appearance of conflicting, with those of our Company. All employees, officers and directors must promptly and fully disclose the occurrence of any situation that may amount to such conflict of interest, including the existence of a personal direct or indirect financial interest in a transaction, to our general counsel. Non-employee directors are expected to make appropriate disclosures to our board and recuse themselves from board decisions with respect to transactions involving our Company to which they are an interested party. A waiver with respect to any transaction involving a director or officer that may violate our code of business conduct and ethics may be made only by the board of directors or by the nominating and corporate governance committee and must be promptly disclosed to our stockholders in accordance with all applicable laws and regulations. Our code of business conduct and ethics may or may not cover all transactions with related parties required to be disclosed in the proxy statement under SEC rules.

Executive and Director Compensation

In November 2014, we completed a 1-for-4 reverse stock split of our common stock and a corresponding 1-for-4 reverse split of the outstanding units of limited partnership interest of our operating partnership. All prior periods presented in this proxy statement have been adjusted to reflect the impact of the reverse stock split and the reverse unit split.

Compensation Discussion and Analysis

We provide what we believe is a competitive total compensation package to our executive management team through a combination of base salary, annual cash incentive bonuses, long-term equity incentive compensation and broad-based benefits programs. This Compensation Discussion and Analysis explains our compensation objectives, policies and practices with respect to our President and Chief Executive Officer, our Chief Financial Officer and the other three most highly-compensated executive officers as of the end of 2016 as determined in accordance with applicable SEC rules (collectively referred to as our named executive officers or, in this “Compensation Discussion and Analysis” section, our executives). Our named executive officers are as follows: Philip L. Hawkins, President and Chief Executive Officer; Jeffrey F. Phelan, our former President; Neil P. Doyle, Managing Director, Central Region; Matthew T. Murphy, Chief Financial Officer and Treasurer; Michael J. Ruen, Managing Director, East Region and John G. Spiegleman, Executive Vice President and General Counsel. Mr. Phelan resigned as our President effective January 2, 2016. We refer to Messrs. Hawkins, Doyle, Murphy, Ruen and Spiegleman as our continuing executives.

Objectives of Our Executive Compensation Programs

Our compensation programs for our executives are designed to achieve the following objectives:

•	Attract and retain top contributors to ensure that we have high caliber executives;

•

Create and maintain a performance-driven organization, by providing upside compensation opportunity for outstanding performance and downside compensation risk in the event of performance below expectations;

•

Align the interests of our executives and stockholders by motivating executives to increase stockholder value along with the achievement of other key corporate goals and objectives and rewarding executives when stockholder value increases;

•

Encourage teamwork and cooperation while recognizing individual contributions by linking variable compensation to company and individual performance based on position responsibilities and ability to influence financial and organizational results;

•	Provide flexibility and allow for discretion in applying our compensation principles in order to appropriately reflect individual circumstances as well as changing business conditions and priorities;

•	Motivate our executives to manage our business to meet and appropriately balance our short- and long-term objectives, and reward them for meeting these objectives; and

•	Reinforce our prudent entrepreneurial culture.

Peer Group Data

During 2015 and 2016, the compensation committee assessed and affirmed the independence of Frederic W. Cook & Co., Inc., or FW Cook, a nationally recognized consulting firm, and engaged it to be the compensation committee’s independent executive compensation consultant and to conduct a competitive review of our executive compensation program. As part of FW Cook’s engagement, the compensation committee directed FW Cook to, among other things, compare our executive compensation with competitive market compensation data for two different peer groups: an asset-based peer group consisting of public REITs with an industrial asset class focus; and a size-based REIT peer group consisting of public REITs similar in size (as defined by equity market capitalization and enterprise value) to our company, but in varying asset classes. The size-based peer group reflects a thorough examination of our equity market capitalization and enterprise value as well as those of public office REITs. In assembling the size-based peer group, we focused on office REITs because they share similar business characteristics as industrial REITs, and provide the most accurate benchmark for current market practices of public REITs that are similar in size to us. For 2015 and 2016, these two peer groups, which were developed by FW Cook in consultation with our management and subsequently approved by the compensation committee, were comprised of the following six asset-based peer companies and the following ten size-based peer companies:

Asset-Based Peers	Size-Based Peers
Duke Realty Corporation	Brandywine Realty Trust
EastGroup Properties, Inc.	Corporate Office Properties Trust
First Industrial Realty Trust, Inc.	Cousins Properties Incorporated
Liberty Property Trust	Gramercy Property Trust (2)
PS Business Parks, Inc.	Highwoods Properties, Inc.
STAG Industrial, Inc.	Hudson Pacific Properties (1)
Lexington Realty Trust
Mack-Cali Realty Corporation
Parkway Properties, Inc.
Piedmont Office Realty Trust, Inc.

(1)	Dupont Fabros Technology, Inc. was replaced in the sized-based peer group with Hudson Pacific Properties during 2016 primarily due to business comparability.
(2)	Chambers Street Properties was included in the sized-based peer group until its merger with Gramercy Property Trust in December 2015.

For 2015 and 2016, the peer group data presented included information regarding base salary, actual and target bonus amounts, total annual compensation, long-term equity and cash incentives and total compensation. For each of these categories of information, FW Cook presented information comparing our compensation to the compensation paid by the companies in these peer groups at the 25th, 50th and 75th percentiles for comparable positions.

For purposes of 2016 compensation, the compensation committee used this competitive market compensation data to gain a greater understanding of market practices in connection with establishing base salaries, target annual cash incentive bonus amounts and target values for annual grants of long-term equity incentive compensation, all of which were established in early 2016. The compensation committee did not target a single percentile or range of percentiles to be used consistently for all of our executives, but rather used this information in connection with a number of factors, including, among others, the individual experience and skills of, and expected contributions from, our executives, the difficulty that we would have in replacing each of our executives and current economic conditions.

Our Executive Compensation Programs

Our executive compensation primarily consists of base salary, annual cash incentive bonuses, long-term equity incentive compensation and broad-based benefits programs. Additionally, we have an employment agreement with our President and Chief Executive Officer and an executive severance plan, to which Messrs. Doyle, Murphy, Ruen and Spiegleman are subject, that provide for payments and other benefits in connection with a termination of employment in certain circumstances or a change-in-control. Overall, we designed our executive compensation programs to achieve the objectives described above. In particular, consistent with the emphasis we place on maintaining a performance-driven organization and aligning the interests of our executives and stockholders, long-term equity incentive compensation constitutes a significant portion of our total executive compensation. We also structured our annual cash incentive bonuses and annual grants of long-term equity incentive compensation to be based on our actual performance compared to predetermined performance goals. In determining the mix of the different elements of executive compensation, we considered the mix being offered by comparable companies. We generally structured the mix of base salary, target annual cash incentive bonuses and target long-term equity incentive compensation to approximate the average mix for our peers, except that we placed a greater emphasis on long-term equity incentive compensation. For 2016, we generally kept the mix of the different elements of executive compensation consistent with the mix that we have had in prior years recognizing that each year, depending on actual performance during the year, the amount of cash incentive bonuses paid and long-term equity incentive compensation granted relative to base salary will fluctuate.

Each of the primary elements of our executive compensation is discussed in detail below, including a description of the particular element and how it fits into our overall executive compensation program and a discussion of the amounts of compensation paid to our continuing executives for 2016 under each of these elements. In the descriptions below, we highlight particular compensation objectives that are addressed by specific elements of our executive compensation program; however, it should be noted that we have designed our compensation programs to complement each other and collectively serve all of our executive compensation objectives described above. Accordingly, whether or not specifically mentioned below, we believe that, as a part of our overall executive compensation, each element, to a greater or lesser extent, serves each of our objectives.

At our 2016 annual meeting, a non-binding, advisory resolution approving the compensation paid to our named executive officers, as disclosed in our proxy statement for the 2016 annual meeting, including the Compensation Discussion and Analysis, compensation tables and narrative discussions, was approved by our stockholders, with over 93% of the votes cast having been voted in favor of the proposal to approve such resolution. The compensation committee has considered the results of this vote and, as a result of the high percentage of votes cast in favor of this proposal, the compensation committee viewed these results as an indication of stockholders’ overall satisfaction with the manner in which we compensated our named executive officers in 2015. Accordingly, based in part on the results of this vote, the compensation committee generally has maintained the structure of our executive compensation programs that had been described in our proxy statement for the 2016 annual meeting.

2016 Total Annual Compensation

The following table sets forth the amounts of base salary, annual cash incentive bonus and annual long-term equity incentive compensation (based on the value approved) awarded by the compensation committee for each of our continuing executives for 2016.

Name	Base Salary	Annual Bonus	Annual Equity(1)	Total
Philip L. Hawkins	$800,000	$1,121,000	$2,200,000	$4,121,000
Neil P. Doyle	310,000	374,000	507,000	1,191,000
Matthew T. Murphy	400,000	490,000	715,000	1,605,000
Michael J. Ruen	290,000	306,000	487,000	1,083,000
John G. Spiegleman	335,000	358,000	449,000	1,142,000

(1)	Annual equity represents the value of the annual long-term equity incentive compensation approved by the compensation committee. All of the annual equity grants were made in the form of restricted stock or LTIP units, at the election of the executive. We valued the annual grants at $44.29 per share or unit, which was the closing stock price of our common stock on February 1, 2017, the date the awards were approved. Each of these annual equity awards vests over four years with 25% vesting on each of the first four anniversaries of February 1, 2017, subject to continued employment with us through such date.

The foregoing table more accurately reflects the decisions of the compensation committee with respect to our continuing executive officers’ compensation than the Summary Compensation Table below. This primarily results from the fact that, in order to link our annual long-term equity incentive compensation to our annual performance, the compensation committee typically grants our annual long-term equity incentive compensation for a particular year in January or February of the following year. Due to the rules governing the presentation of the Summary Compensation Table, we are required to present these grants as compensation for the year in which they were granted (as opposed to the year for which they were granted). As a result, for example, the “Stock Awards” granted in February 2016 for 2015 performance are required to be reported as 2016 compensation in the Summary Compensation Table.

A detailed discussion of the base salary, annual cash incentive bonus and annual long-term equity incentive compensation paid or awarded to our executives for 2016 is contained below.

Base Salary

We pay our executives a base salary, which we review and determine annually, subject, in the case of Mr. Hawkins, to the commitment we have made in his employment agreement. We believe that a competitive base salary is a necessary element of any compensation program that is designed to attract and retain talented and experienced executives. We also believe that attractive base salaries can motivate and reward executives for their overall performance. Although base salaries are established in part based on the individual experience, skills and expected contributions during the coming year of our executives and our executives’ performance during the prior year, we do not view base salaries as primarily serving our objective of paying for performance.

The following table sets forth the annual base salaries for our continuing executives for 2016 and 2015:

Named Executive Officer	2016 Base Salary	2015 Base Salary	Percentage Change
Philip L. Hawkins	$800,000	$750,000	6.7%
Neil P. Doyle	310,000	N/A	N/A
Matthew T. Murphy	400,000	365,000	9.6%
Michael J. Ruen	290,000	280,000	3.6%
John G. Spiegleman	335,000	325,000	3.1%

During 2016, we increased base salaries from 2015 levels for Messrs. Hawkins, Murphy, Ruen and Spiegleman. The increase in base salary for each of Messrs. Hawkins, Murphy, Ruen and Spiegleman was based on a number of factors, including the compensation committee’s analysis of competitive market compensation data and its conclusion that the amount of base salary for these executives needed to increase in order to remain competitive.

In setting base salary, we also took into account the commitment that we had made to Mr. Hawkins in his employment agreement. On October 9, 2015, we entered into a new employment agreement with Mr. Hawkins under which Mr. Hawkins’ minimum base salary is $750,000 per year. Also on October 9, 2015, our employment agreements with Messrs. Doyle, Murphy and Ruen were replaced upon the adoption of, and superseded by, our executive severance plan, which Mr. Spiegleman is also subject to.

Annual Cash Incentive Bonuses

Our executives are eligible to receive annual cash incentive bonuses each year primarily based upon their performance. Our annual cash incentive bonuses are intended to reward our executives with currently paid compensation based on annual performance.

2016 Target Bonuses

Similar to base salary, the employment agreement for Mr. Hawkins provides for a minimum target annual cash incentive bonus of 100% of his salary. The commitment in this employment agreement relates to a minimum target annual cash incentive bonus, and we have discretion to establish the criteria that must be met for the annual cash incentive bonus to be paid and may grant an annual cash incentive bonus in amounts above or below the target level based on our assessment of performance.

In February 2016, we established target annual cash incentive bonuses for each of our executives. Similar to base salary, we increased the levels of target annual cash incentive bonuses for Messrs. Hawkins, Murphy, Ruen and Spiegleman from 2015 levels. For 2016, our decisions regarding the amount of the target annual cash incentive bonuses were based on the compensation committee’s analysis of competitive market compensation data and its conclusion that the amount of the target annual cash incentive bonuses for these executives needed to increase in order to remain competitive.

The following table sets forth the target annual cash incentive bonuses for each of our continuing executives for 2016 and 2015:

Named Executive Officer	2016 Target Bonus	2015 Target Bonus	Percentage Change
Philip L. Hawkins	$800,000	$750,000	6.7%
Neil P. Doyle	275,000	N/A	N/A
Matthew T. Murphy	350,000	285,000	22.8%
Michael J. Ruen	230,000	220,000	4.5%
John G. Spiegleman	260,000	250,000	4.0%

2016 Bonus Objectives

For 2016, consistent with 2015, a substantial majority of each executive’s target annual cash incentive bonus was linked in a formulaic manner to the achievement of specific, objectively measurable goals, with the remainder based on each executive’s achievement of subjective goals, subject, in each case, to the compensation committee’s ability to exercise negative discretion to award executives annual bonuses that are less than what would have been earned based on the formulaic application of the predetermined objectives.

The table set forth below describes the objectives that we established for each of our continuing executives and the percentage of that executive’s annual cash incentive bonus that was linked to the achievement of each objective.

Objectives	Hawkins	Doyle	Murphy	Ruen	Spiegleman
Total net operating income	40%	15%	40%	15%	40%
Regional net operating income	—	25%	—	25%	—
Development net operating income	20%	20%	20%	20%	20%
Total capital deployment	20%	10%	20%	10%	20%
Regional capital deployment	—	10%	—	10%	—
Individual/Subjective	20%	20%	20%	20%	20%

Total	100%	100%	100%	100%	100%

We selected these specific objectives because (i) net operating income is one of the most significant financial measures that we report to investors and use to evaluate our ongoing performance, and (ii) the deployment of capital through the completion of acquisitions and commencement of development projects, consistent with our investment criteria, during 2016 was one of our key strategic goals for the year.

For each of these objectives, in February 2016, we established five different levels of performance pursuant to which executives could earn from 0-200% of the target amount of the portion of the annual cash incentive bonus attributable to that objective. The table below sets forth the goals established at each of these performance levels, actual performance for 2016 and the percentage of target earned for each objective.

Objectives	Min. (0%)	Thresh. (50%)	Target (100%)	High (150%)	Max. (200%)	Actual	Earned %(3)
Total net operating income (% of budget)(1)	92%	96%	100%	104%	108%	102.0%	125.3%
Regional net operating income (% of budget)(1)
Central region (Doyle)	92%	96%	100%	104%	108%	102.2%	113.5%
East region (Ruen)	92%	96%	100%	104%	108%	102.7%	116.6%
Development net operating income (% of budget)(1)	80%	90%	100%	110%	120%	168.3%	200.0%
Total capital deployment(2)	$60	$180	$300	$420	$540	$329.4	112.2%
Regional capital deployment(2)
Central Region (Doyle)	$10	$45	$80	$120	$160	$67.7	84.6%
East region (Ruen)	$20	$65	$110	$160	$210	$93.2	84.7%

(1)	Represents net operating income, which includes existing operating and development properties and excludes new acquisitions and developments, and is adjusted for dispositions. Regional net operating income for Mr. Doyle and Mr. Ruen relates to net operating income, which includes existing operating and development properties and excludes new acquisitions and developments, and is adjusted for dispositions, for properties in each executive’s region. Development net operating income relates to net operating income from development properties.
(2)	Capital deployment ($ in millions) is based on the unlevered investment in acquisitions closed during 2016 plus total projected capital committed to development and value-add projects started in 2016. Regional capital deployment for Mr. Doyle and Mr. Ruen is based on acquisitions sourced in each executive’s region plus total projected capital committed to development and value-add projects started in each executive’s region in 2016.
(3)	To the extent performance fell between two of the established levels of performance, the percentage earned was determined based on linear interpolation between the percentages that would have been earned for the established levels of performance.

In addition, in February 2016, the compensation committee established the following objectives for each of our executives for use, together with our overall financial and operational performance, capital deployment and recycling activities and actual funds from operations, which we refer to as FFO, as adjusted, for 2016 as compared to a target of $2.14 per diluted share that was close to the high end of our initial guidance for 2016 of $2.07-$2.17 per diluted share, in determining the individual/subjective component of the annual cash incentive bonuses for our executives to the extent applicable:

Named Executive Officer	Objectives
Philip L. Hawkins	Objectives relating to leverage levels
Neil P. Doyle	Objectives relating to regional leasing, development and value-add projects; and regional leadership, marketing and capital expenditures
Mathew T. Murphy	Objectives relating to leverage levels, capital expenditures, debt financing and expense and budgeting processes
Michael J. Ruen	Objectives relating to regional leasing, development and value-add projects; and regional leadership, marketing and capital expenditures
John G. Spiegleman	Objectives relating to risk management, compliance, legal budget and insurance coverage

With respect to the individual/subjective component of the annual cash incentive bonuses, the compensation committee determined that each of these executives had exceeded target performance. Based on an evaluation of the foregoing objectives, including that our FFO, as adjusted, of $2.27 per diluted share exceeded our target of

$2.14 per diluted share, the compensation committee determined that the continuing executives had earned the following percentages of their target amounts with respect to the individual/subjective component of the annual cash incentive bonuses: Mr. Hawkins—137.5%; Mr. Doyle—145.5%; Mr. Murphy—137.1%; Mr. Ruen—126.1% and Mr. Spiegleman—125.0%.

2016 Bonus Amounts

The compensation committee determined 2016 annual cash incentive bonuses for each of the continuing executives based on the percentage earned for each objective, the executive’s pre-established percentage weighting for each objective and the executive’s target amount, all as set forth above. The amounts earned with respect to the objectives relating to net operating income, capital deployment, asset sales and equity raises, which represented 80% of the overall bonus opportunity, were determined in a formulaic manner based on actual performance as compared to the goals established in February 2016. The remainder, relating to the individual/subjective component, was determined based on the compensation committee’s evaluation of the performance of each of our continuing executives against the objectives established for that executive, including FFO, as described above. The following are the target and actual annual cash incentive bonuses for each of our continuing executives for 2016 and the percentages of the target annual cash incentive bonuses that were paid:

Named Executive Officer	2016 Target Bonus	2016 Actual Bonus	Percentage Payout
Philip L. Hawkins	$800,000	$1,121,000	140%
Neil P. Doyle	275,000	374,000	136%
Matthew T. Murphy	350,000	490,000	140%
Michael J. Ruen	230,000	306,000	133%
John G. Spiegleman	260,000	358,000	138%

Long-Term Equity Incentive Compensation

We grant long-term equity incentive awards to executives as part of our total compensation package. During 2016, the primary component of our long-term equity incentive awards was an annual grant program.

Annual Grant Program

Under the annual grant program, our executives are eligible to receive annual grants of long-term equity incentive compensation. Our annual grant program is intended to reward our executives with long-term compensation for annual performance. The primary objectives of this program are to incent our executives to achieve annual performance goals, further align the interests of our executives with our stockholders over the longer term and serve as a retention tool for our executives. We determine our annual grants based on a dollar value, and pay all of the annual grants in the form of restricted stock or LTIP units. Historically, we have used restricted stock or LTIP units for all or the majority of our long-term equity incentive compensation because we believe that these full value awards provide the best alignment with our stockholders by fully reflecting the total return we provide to our stockholders, including dividends or other distributions as well as potential future increases or decreases in our stock price.

Similar to annual cash incentive bonus, the employment agreement that we have entered into with Mr. Hawkins provides for a minimum target value for his annual grant of $1,900,000 per year. The commitment in this employment agreement relates to a minimum target value; however, we have discretion to establish the criteria that must be met for the annual grant to be awarded and may grant an award with actual value above or below the target level based on our assessment of performance in order to fully motivate and reward Mr. Hawkins.

In February 2016, we established target values for the annual grants for each of our executives. We increased the levels of the target values for the annual grants for 2016 for Messrs. Hawkins, Murphy and Spiegleman from 2015 levels. The increase was based on a number of factors including the compensation committee’s most recent review of competitive market compensation data and the targets established for our other executive officers. Our decisions regarding the amount of the target values were also based on the compensation committee’s analysis of competitive market compensation data and its conclusion that, generally, the amount of the target values for annual grants for our continuing executives needed to increase in order to remain competitive.

The following table sets forth the target values of the annual grants for each of our continuing executives for 2016 and 2015:

Named Executive Officer	2016 Target Value	2015 Target Value	Percentage Change
Philip L. Hawkins	$2,000,000	$1,900,000	5.3%
Neil P. Doyle	465,000	N/A	N/A
Matthew T. Murphy	650,000	600,000	8.3%
Michael J. Ruen	450,000	450,000	—
John G. Spiegleman	410,000	400,000	2.5%

25.0% of the actual values of the annual equity awards granted to each of our continuing executives was determined using the same overall percentage payouts relative to the targets that were used to determine the annual cash incentive bonuses, except that the amounts that could be earned ranged from 50% to 150% of the target amount for each of our executives. The remaining 75.0% of the actual values of the annual equity awards granted to each of our executives was based on our total stockholder return as compared to the median total stockholder return of a selected peer group, which we refer to as the “median TSR.” The peer group consisted of Duke Realty Corporation, EastGroup Properties, Inc., First Industrial Realty Trust, Inc., Liberty Property Trust, STAG Industrial, Inc., Rexford Industrial Realty, Inc., Terreno Realty Corporation and the SNL US REIT Industrial Index. The amounts that could be earned ranged from 50% to 150% of the target and reaching the median TSR would result in a payout equal to 100% of target. For 2016, both the median TSR and our total stockholder return were 32%, and as a result the compensation committee awarded a payout equal to 100% of target. In each case, the equity awards were subject to the compensation committee’s ability to exercise negative discretion to award our executives equity awards that were less than what would have been earned based on the formulaic application of the predetermined objectives. Accordingly, the following are the target and actual values of the annual equity awards for each of our continuing executives for 2016 and the percentages of the target value that were awarded:

Named Executive Officer	2016 Target Value	2016 Actual Value	Percentage Payout
Philip L. Hawkins	$2,000,000	$2,200,000	110%
Neil P. Doyle	465,000	507,000	109%
Matthew T. Murphy	650,000	715,000	110%
Michael J. Ruen	450,000	487,000	108%
John G. Spiegleman	410,000	449,000	110%

For each of our continuing executives, the annual grant was made in the form of restricted stock or LTIP units, at the election of the executive. For purposes of determining the annual grants, we valued restricted stock and LTIP units based on $44.29 per share or unit, which was the closing stock price of our common stock on February 1, 2017, the date the awards were approved. Each of these annual equity awards vests over four years with 25% vesting on February 1, 2018 and 25% on each February 1st thereafter, subject to continued employment with us through such date.

The following table sets forth the terms of the equity awards actually made to our continuing executives in 2017 with respect to 2016:

Named Executive Officer	LTIP Units (# of Units)
Philip L. Hawkins	49,673
Neil P. Doyle	11,448
Matthew T. Murphy	16,144
Michael J. Ruen	10,996
John G. Spiegleman	10,138

LTIP Units

In 2006, we established a program under our Second Amended and Restated 2006 Long-Term Incentive Plan, or the 2006 Plan, for the grant of other equity-based awards, valued by reference to shares of our common stock, consisting of equity interests in our operating partnership which we refer to as “long-term incentive units” or “LTIP units.” LTIP units are a separate class of units of limited partnership interest in our operating partnership. LTIP units, which can be granted either as free-standing awards or together with other awards under the 2006 Plan are valued by reference to the value of our common stock, and may be subject to such conditions and restrictions as the compensation committee may determine, including continued employment or service, computation of financial metrics and/or achievement of pre-established performance goals and objectives. If applicable conditions and/or restrictions are not attained, participants will forfeit their LTIP units. Generally, LTIP unit awards, whether vested or unvested, entitle the holder to receive distributions from our operating partnership that are equivalent to the dividends and distributions that would be made with respect to the number of shares of our common stock underlying the LTIP unit award, though receipt of such distributions may be delayed or made contingent on vesting.

LTIP units are structured as “profits interests” for U.S. federal income tax purposes, and we do not expect the grant, vesting or conversion of LTIP units into common units to produce a tax deduction for us. As profits interests, LTIP units initially will not have full parity, on a per-unit basis, with common units with respect to liquidating distributions. Upon the occurrence of specified events, LTIP units can over time achieve full parity with common units and therefore accrete to an economic value for the participant equivalent to common units. This accretion to parity is driven, in part, by partnership tax rules and is based on the book capital account associated with LTIP units for tax purposes. Generally, the book capital account associated with LTIP units when they are initially issued is zero, while the book capital account associated with common units is equal on a per unit basis to the price per share of our common stock. Economic parity is reached when the book capital account of the LTIP units has grown, through special allocations of unrealized or realized gain, to be equal to that of an equal number of common units. Events that allow such special allocations under the partnership applicable federal tax regulations include: (1) our issuance of common stock, (2) the issuance by our operating partnership of common or other partnership units, (3) our repurchases of significant amounts of common stock for cash, and (4) the redemption by our operating partnership of common units for cash, in each case so long as the price of our common stock at the time is higher than the price on the date on which the LTIP units were initially issued. If such parity is achieved, LTIP units may be converted, subject to the satisfaction of applicable vesting conditions, on a one-for-one basis into common units, which in turn are redeemable by the holder for cash or, at our election, shares of our common stock on a one-for-one basis. However, there are circumstances under which LTIP units will not achieve parity with common units, and until such parity is reached, the value that a participant in the program could realize for a given number of LTIP units will be less than the value of an equal number of shares of our common stock and may be zero. Ordinarily, we anticipate that each LTIP unit awarded will be equivalent to an award of one share of common stock reserved under our 2006 Plan, thereby reducing the number of shares of common stock available for subsequent awards of stock options, shares of restricted stock, phantom shares, dividend equivalent rights and other equity-based awards on a one-for-one basis. However, the compensation committee has the authority to determine the number of shares of common stock underlying an award of LTIP units in light of all applicable circumstances, including performance-based vesting conditions, operating partnership “capital account allocations,” to the extent set forth in the limited partnership agreement for our operating partnership, the Internal Revenue Code or applicable regulations, value accretion factors or conversion ratios.

LTIP units are designed to offer executives the same long-term incentive as shares of restricted stock, while allowing them to enjoy the more favorable U.S. federal income tax treatment available for “profits interests.” More specifically, one key disadvantage of restricted stock is that executives are generally taxed on the full market value of a grant at the time of vesting, even if they choose to hold the stock. As a result, executives often need to sell a portion of their vested shares upon vesting to pay taxes on their restricted stock awards from prior years, which may limit an executive’s ability to increase his or her equity ownership over the long term. Conversely, an executive would generally be taxed only when he or she chooses to liquidate his or her LTIP units. Therefore, an executive who wishes to hold his or her equity awards for the long term can do so in a more tax-efficient manner with LTIP units. In light of the trade-offs between increased tax efficiency and incremental economic risk involved in LTIP units as compared to restricted stock, it is generally our policy to allow eligible executives a choice between restricted stock and LTIP units on a one-for-one basis for their equity-based incentive compensation awards. We believe that the use of LTIP units (1) enhances our equity-based compensation package overall, (2) advances the goal of promoting long-term equity ownership by executives, (3) has no adverse impact on dilution as compared to restricted stock, and (4) further aligns the interests of our executives with the interests of our stockholders. We also believe that these benefits outweigh the loss of the U.S. federal income tax business-expense deduction from the issuance of LTIP units, as compared to restricted stock.

Stock Ownership Guidelines

In order to complement our long-term equity incentive compensation program and further align the interests of our executives with those of our stockholders, our board of directors adopted stock ownership guidelines that apply to our executives. See “Executive and Director Compensation—Director and Officer Stock Ownership Guidelines” below for a summary of these guidelines.

Equity Award Grant Policy

Since 2007, we have maintained an equity award grant policy in order to formalize our approach regarding the timing and pricing of equity awards made to the executives and all other employees. Under our current equity award grant policy, generally, equity awards will only be made to existing employees on an annual basis or in connection with a promotion or other extraordinary event. The amount of annual awards will be determined at a pre-scheduled meeting of the compensation committee that is expected to be held in January or February of each year. Shares of restricted stock, LTIP units or other full-value awards granted as part of the annual awards will be denominated in dollars and will be priced based on the closing price of our common stock on the date of the meeting at which they were approved. Stock options, if granted as part of the annual awards, will either be denominated in shares or dollars, will have an exercise price per share equal to the closing price of our common stock on the date of the meeting at which they were approved and, if denominated in dollars, will be for the number of shares determined using the formula approved by the compensation committee at the time of the grants. Promotional or extraordinary grants will be granted and priced on the later of the date on which the promotion or other extraordinary event occurs or the date on which the grant is approved.

Tax Treatment

We generally take into account the tax treatment of the compensation of our executives, including the expected tax treatment to our executives and whether we will be able to deduct the amount of any compensation paid as a result of limitations under Section 162(m) of the Internal Revenue Code or otherwise. To the extent consistent with our other compensation objectives, we attempt to preserve the deductibility of the compensation that we pay to our executives. However, in order to appropriately compensate our executives and maintain the flexibility we desire in our bonus programs, we are prepared to exceed the $1 million limit under Section 162(m) for compensation to our executives. Additionally, we use LTIP units or offer to executives the choice of LTIP units (as described above under “—Our Executive Compensation Programs—Long-Term Equity Incentive Compensation—LTIP Units”) which may be more advantageous to executives from a tax perspective than other types of full-value awards, such as shares of restricted stock, but result in the loss of a tax deduction for us.

Employment Agreements

We have an employment agreement with Mr. Hawkins and an executive severance plan to which Messrs. Doyle, Murphy, Ruen and Spiegleman are subject. We entered into the employment agreement with Mr. Hawkins in October 2015, which superseded his previous employment agreement with us. In December 2012, we entered into an employment agreement with Mr. Phelan in connection with his appointment as President, which took effect on January 1, 2013 and was replaced and superseded on October 9, 2015 upon the adoption of our executive severance plan.

For Mr. Hawkins, his employment agreement, among other things, provides for severance payments generally equal to a multiple of salary and bonus plus acceleration of all time-based vesting on equity awards and continuation of coverage under our group health plan for a period of time in the event of a termination of employment by us without cause or by an executive for good reason. In return, Mr. Hawkins has agreed to non-compete, non-solicitation, non-interference and confidentiality provisions. For Messrs. Doyle, Murphy, Ruen and Spiegleman, the executive severance plan provides for severance payments generally equal to a multiple of salary and bonus plus continued or accelerated vesting of all time-based vesting on equity awards and continuation of coverage under our group health plan for a period of time in the event of a termination of employment by us without cause or by Messrs. Doyle, Murphy, Ruen and Spiegleman for good reason following a change-in-control.

For each of our executives with whom we have entered into an employment agreement or who is subject to our executive severance plan, we believe that because the severance level is determined up front, it makes it easier for us to terminate these executives without the need for protracted negotiations over severance.

We also believe that providing predetermined severance benefits for all of our executives in the event they are terminated without cause or terminate their employment for good reason following a change-in-control helps to further align the interests of our executives and our stockholders in the event of a potentially attractive proposed change-in-control transaction following which one or more of our executives may be expected to be terminated. See “Executive and Director Compensation—Potential Payments Upon Termination or Change-in-Control” for a summary of the employment agreements and the executive severance plan.

Resignation Agreement with Mr. Phelan

On January 2, 2016, Mr. Phelan resigned as our President. In connection with his resignation, as previously disclosed in a Form 8-K filed on November 30, 2015 and in our Company’s proxy statement for the 2016 annual meeting, we entered into a resignation agreement with Mr. Phelan pursuant to which we (i) granted Mr. Phelan 35,283 fully vested LTIP units, (ii) granted Mr. Phelan 25,449 LTIP units, 50% of which would vest if, and only if, Mr. Phelan fully performs his obligations under the consulting agreement Mr. Phelan entered into with us concurrently with his resignation, (iii) accelerated the vesting of 38,209 LTIP units previously granted to Mr. Phelan that were otherwise scheduled to vest within two years of January 2, 2016 and (iv) agreed to provide Mr. Phelan with continuing healthcare coverage for up to two years. Mr. Phelan provided us with a general release of claims and agreed to be subject to restrictive and other covenants contained in the resignation and consulting agreements, including non-solicitation, non-hire and non-disparagement provisions that extend for a period of two years following January 2, 2016. See “Executive and Director Compensation—Potential Payments Upon Termination or Change-in-Control—Jeffrey F. Phelan Resignation and Consulting Agreements” for further details regarding the benefits received by Mr. Phelan in connection with his resignation.

Broad-Based Benefits

All full-time employees, including our executives, may participate in our health and welfare benefit programs, including medical, dental and vision care coverage, disability insurance and life insurance, and our 401(k) plan. We do not provide any other benefits or perquisites to our executives.

Anti-Hedging and Anti-Pledging Policy

None of our executives have engaged in any hedging transactions with respect to our stock or pledged any of his shares of our stock. We have established formal anti-hedging policies that prohibit all of our employees, including our executive officers and directors, from engaging in any hedging transactions and from which no exceptions may be made. We also have an anti-pledging policy that prohibits all of our executive officers and directors from pledging any shares of our stock and from which no exceptions may be made, and which generally prohibits all other employees from pledging any shares of our stock.

Executive Compensation Process

Information regarding our processes and procedures for considering and determining the compensation of our executives, including the role of any executive officers, is described below under “Executive and Director Compensation—Executive and Director Compensation Process.”

Summary of Executive Compensation

The following table sets forth certain information with respect to compensation paid for 2016, 2015 and 2014 to each of our named executive officers.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards($)(1)	Option Award ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)(3)	Total ($)
Philip L. Hawkins	2016	$800,000	$—	$2,281,523	$—	$1,121,000	$—	$4,202,523
Chief Executive Officer and President	2015	750,000	—	1,953,796	—	982,000	—	3,685,796
	2014	650,000	1,470	1,285,301	—	703,000	—	2,639,771

Jeffrey F. Phelan	2016	2,973	—	2,105,578	—	—	212,500	2,321,051
Former President	2015	425,000	—	881,217	—	—	—	1,306,217
	2014	425,000	801	522,949	—	371,000	—	1,319,750

Neil P. Doyle	2016	310,000	—	534,874	—	374,000	—	1,218,874
Managing Director, Central Region

Matthew T. Murphy	2016	400,000	—	720,241	—	490,000	—	1,610,241
Chief Financial Officer and Treasurer	2015	365,000	—	732,338	—	373,000	—	1,470,338
	2014	340,000	2,940	422,491	—	281,000	—	1,046,431

Michael J. Ruen	2016	290,000	—	535,823	—	306,000	—	1,131,823
Managing Director, East Region	2015	280,000	—	533,554	—	279,000	—	1,092,554
	2014	280,000	3,001	459,107	—	205,000	—	947,108

John G. Spiegleman	2016	335,000	—	480,477	—	358,000	—	1,173,477
Executive Vice President and	2015	325,000	—	469,743	—	327,000	—	1,121,743
General Counsel

(1)

Except as otherwise noted, amounts for 2014, 2015 and 2016 are based on the aggregate grant date fair value of stock awards and option awards granted in the fiscal years ended December 31, 2014, 2015 and

2016, respectively, in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation—Stock Compensation, or ASC Topic 718, disregarding the estimate of forfeitures. The assumptions we used for calculating the grant date fair values are set forth in Note 11 to our Consolidated Financial Statements included in our annual reports on Form 10-K for the fiscal years ended December 31, 2016 and December 31, 2015.
(2)	For 2014, 2015 and 2016, the amounts set forth in the “Non-Equity Incentive Plan Compensation” column set forth the amounts earned by each of the named executive officers pursuant to our 2014, 2015 and 2016 annual cash incentive bonus program. See “—Compensation Discussion and Analysis—Annual Cash Incentive Bonuses” for a detailed description of our 2016 annual cash incentive bonus program.
(3)	Amount reported represents consulting fees earned by Mr. Phelan subsequent to his resignation, which are described in “—Potential Payments Upon Termination or Change in Control—Jeffrey F. Phelan Resignation and Consulting Agreements” below.

Grants of Plan-Based Awards

The following table sets forth certain information with respect to grants of plan-based awards for the year ended December 31, 2016 to our named executive officers.

2016 GRANTS OF PLAN-BASED AWARDS

Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Shares of Stock or Units (#)		Grant Date Fair Value of Stock and Option Awards ($)
		Threshold ($)	Target ($)	Maximum ($)
Philip L. Hawkins	02/2/2016	N/A	$800,000	$1,600,000	—		$—
	02/2/2016	—	—	—	69,750	(2)	2,281,523
Jeffrey F. Phelan(3)	01/2/2016	—	—	—	35,283	(3)	1,223,262
	01/2/2016	—	—	—	25,449	(3)	882,317
Neil P. Doyle	02/2/2016	N/A	275,000	550,000	—		—
	02/2/2016	—	—	—	16,352	(2)	534,874
Matthew T. Murphy	02/2/2016	N/A	350,000	700,000	—		—
	02/2/2016	—	—	—	22,019	(2)	720,241
Michael J. Ruen	02/2/2016	N/A	230,000	560,000	—		—
	02/2/2016	—	—	—	16,381		535,823
John G. Spiegleman	02/2/2016	N/A	260,000	520,000	—		—
	02/2/2016	—	—	—	14,689	(2)	480,477

(1)	Represents the payouts to our named executive officers that were possible pursuant to the portion of our 2016 annual cash incentive bonus program that was based on the achievement of performance goals relating to net operating income and acquisitions and commencement of development projects, which represented 80% of the total possible payouts to our named executive officers under the program. For each of the goals, six different levels of performance were established pursuant to which executives could earn from 0-200% of the target amount of the portion of the annual cash incentive bonus attributable to that objective.

Accordingly, the “Threshold ($)” subcolumn is not applicable. Up to 20% of the remaining total possible payouts to our named executive officers under our 2016 annual cash incentive bonus program was determined based on the achievement of goals based on the compensation committee’s evaluation of performance against such objectives established for the given executive. The actual amounts paid pursuant to the 2016 annual cash incentive bonus program are set forth in the Summary Compensation Table above in the “Non-Equity Incentive Plan Compensation” column. See “—Compensation Discussion and Analysis— Annual Cash Incentive Bonuses” for a detailed description of our annual cash incentive bonus program.

(2)	All awards granted on February 2, 2016 were granted in the form of LTIP units. These awards were made under the 2006 Plan. The total number of LTIP units and shares of restricted stock granted were based on the dollar value of the awards approved on February 2, 2016 and the closing price of our common stock on the New York Stock Exchange on February 2, 2016.
(3)	Awards were granted pursuant to Mr. Phelan’s resignation agreement. See “—Potential Payments Upon Termination or Change in Control—Jeffrey F. Phelan Resignation and Consulting Agreements” below.

Discussion of Summary Compensation and Grants of Plan-Based Awards Tables

Our executive compensation policies and practices, pursuant to which the compensation set forth in the Summary Compensation Table and the 2016 Grants of Plan-Based Awards Table was paid or awarded, are described above under “—Compensation Discussion and Analysis.” A summary of certain material terms of our compensation plans and arrangements is set forth below.

In 2016, we granted equity awards to our named executive officers under the 2006 Plan, as described in the 2016 Grants of Plan-Based Awards table. Each of the equity awards granted in 2016, with the exception of the awards to Mr. Phelan, vests over four years with 25% vesting on January 1, 2017 and 25% on each January 1st thereafter based on continued employment; provided that vesting of each is also subject to acceleration in connection with a change-in-control as described below under “—Potential Payments Upon Termination or Change-in-Control.” Generally, we pay distributions and dividends to holders of all LTIP units and shares of restricted stock, whether vested or not, at the same rate per share as the dividends per share paid to our common stockholders. The terms of the LTIP units are described above under “—Compensation Discussion and Analysis—Long-Term Equity Incentive Compensation—LTIP Units.” No stock options were granted in 2016. Each stock option granted in years prior to 2016 has a term of ten-years from its grant date. Generally, to the extent vested, each stock option is exercisable during the term of the option while the grantee maintains a service relationship with us and for a period of three months thereafter, unless such termination is upon death or disability, in which case the grantee or his or her heir(s) may continue to exercise the stock option for a period of one year thereafter.

The terms of employment agreements and change-in-control agreements that we have entered into with our executives are described below under “—Potential Payments Upon Termination or Change-in-Control.”

Outstanding Equity Awards

The following table sets forth certain information with respect to outstanding equity awards at December 31, 2016, with respect to our named executive officers.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END 2016

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested($)(1)
Philip L. Hawkins.	59,843	—	$34.56	02/11/2018
		—
		—
					12,942	(2)	$619,663
					23,251	(3)	1,113,258
					42,048	(4)	2,013,258
					69,750	(5)	3,339,630

Jeffrey F. Phelan.	—	—	—	—
					6,322	(6)	302,697
					12,725	(6)	609,273
Neil P. Doyle	—	—
					5,297	(7)	253,620
					2,781	(2)	133,154
					6,131	(3)	293,552
					10,786	(4)	516,434
					16,352	(5)	782,934

Matthew T. Murphy	7,812	—	34.56	02/11/2018
	8,000	—	13.64	02/10/2019
	4,028	—	18.24	02/11/2020
	3,915	—	22.20	02/03/2021
					2,821	(2)	135,069
					7,643	(3)	365,947
					15,761	(4)	754,637
					22,019	(5)	1,054,270

Michael J. Ruen	35,156	—	34.56	02/11/2018
					4,420	(2)	211,630
					8,305	(3)	397,643
					11,483	(4)	549,806
					16,381	(5)	784,322

John G. Spiegleman	—	—	—	—	2,488	(2)	119,125
					6,114	(3)	292,738
					10,110	(4)	484,067
					14,689	(5)	703,309

(1)	Based on a price of $47.88 per share/unit, which was the closing price on the New York Stock Exchange of one share of our common stock on December 31, 2016. Assumes that the value of LTIP units on a per unit basis is equal to the per share value of our common stock.
(2)	Represents the unvested portion of the following equity awards that were granted on February 6, 2013 under the 2006 Plan: Mr. Hawkins—51,767 LTIP units; Mr. Doyle—11,121 LTIP units; Mr. Murphy—11,287 LTIP units; Mr. Spiegleman—9,955 and Mr. Ruen—17,680 LTIP units. The total number of LTIP units originally granted were subject to vesting over four years with 25% vesting on January 1, 2014, and 25% on January 1 of each of the following three years based on continued employment.

(3)	Represents the unvested portion of the following equity awards that were granted on February 4, 2014 under the 2006 Plan: Mr. Hawkins—46,502 LTIP units; Mr. Doyle—12,262 LTIP units; Mr. Murphy—15,286 LTIP units; Mr. Spiegleman—12,228 and Mr. Ruen—16,610 LTIP units. The total number of LTIP units originally granted were subject to vesting over four years with 25% vesting on January 1, 2015 and 25% on January 1 of each of the following three years based on continued employment.
(4)	Represents the unvested portion of the following equity awards that were granted on February 3, 2015 under the 2006 Plan: Mr. Hawkins—56,063 LTIP units; Mr. Doyle—14,381 LTIP units; Mr. Murphy—21,014 LTIP units; Mr. Spiegleman—13,479 LTIP units; and Mr. Ruen—15,310 LTIP units. The total number of LTIP units originally granted were subject to vesting over four years with 25% vesting on January 1, 2016 and 25% on January 1 of each of the following three years based on continued employment.
(5)	Represents the unvested portion of the following equity awards that were granted on February 2, 2016 under the 2006 Plan: Mr. Hawkins—69,750 LTIP units; Mr. Doyle—16,352 LTIP units; Mr. Murphy—22,019 LTIP units; Mr. Ruen—16,381 LTIP units; and Mr. Spiegleman—14,689 LTIP units. The total number of LTIP units originally granted were subject to vesting over four years with 25% vesting on January 1, 2017 and 25% on January 1 of each of the following three years based on continued employment.
(6)	Represents LTIP units that will vest subject to Mr. Phelan performing all his obligations under his consulting agreement with our Company. See “—Potential Payments Upon Termination or Change in Control—Jeffrey F. Phelan Resignation and Consulting Agreements” below.
(7)	Represents the unvested portion of 10,593 LTIP units granted April 13, 2012 that vested or will vest 25% on March 31, 2015; 25% on March 15, 2016, and 50% on March 31, 2017.

Option Exercises and Stock Vested

The following table sets forth the aggregate number of options to purchase shares of our common stock exercised by our named executive officers in 2016 and the aggregate number of shares of common stock and LTIP units that vested in 2016. The value realized on exercise is the product of (1) the closing price on the New York Stock Exchange of a share of common stock on the date of exercise minus the exercise price, multiplied by (2) the number of shares of common stock underlying exercised options. The value realized on vesting is the product of (1) the closing price on the New York Stock Exchange of a share of common stock on the vesting date (or, if there were no reported sales on such date, the most recent previous date on which there were reported sales), multiplied by (2) the number of shares/LTIP units vesting.

2016 OPTION EXERCISES AND STOCK VESTED

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Philip L. Hawkins	87,554	767,565	54,263	2,027,790
Jeffrey F. Phelan	—	—	107,967	4,034,708
Neil P. Doyle	—	—	12,089	457,327
Matthew T. Murphy	2,181	2,486	23,003	933,935
Michael J. Ruen	—	—	18,550	693,204
John G. Spiegleman	—	—	19,810	784,758

Potential Payments Upon Termination or Change-in-Control

The following is a description of the material terms of our employment agreements with our named executive officers.

Philip L. Hawkins

On October 9, 2015, we entered into an employment agreement with Mr. Hawkins under which he serves as our Chief Executive Officer and a director. Mr. Hawkins’ employment agreement has a three year term and provides for an annual salary of at least $750,000, annual cash bonuses with a target cash bonus of at least 100% of Mr. Hawkins’ annual salary for the applicable fiscal year and annual equity awards with a target value of at least $1,900,000; provided that the amount of the actual cash bonuses paid and the value of the actual equity awards granted will be made by us, in our sole discretion, based on such factors relating to the performance of Mr. Hawkins or DCT Industrial Trust as we deem relevant and, in each case, may be more or less than the target amount. Generally, if Mr. Hawkins is terminated for any reason, under the employment agreement he will be subject to the following continuing obligations after termination: (1) noncompetition with us for one year (unless employment is terminated (i) upon or after termination of the term of employment or (ii) by us without cause or Mr. Hawkins for good reason in connection with or within 18 months after a change-in-control, in which case the noncompetition provision will not extend beyond termination of employment); (2) nonsolicitation and non-hiring of our employees for one year; (3) non-interference with our business for one year; (4) nondisparagement of us for one year; and (5) cooperation with us in connection with future claims or investigations. The employment agreement also provides for the following payments and benefits to Mr. Hawkins in connection with the termination of his employment with us or if we experience a change-in-control:

•

Change-in-control without termination. Upon a change-in-control while Mr. Hawkins is employed by us that occurs during or after the expiration of the term of employment under the agreement, all of Mr. Hawkins’ outstanding unvested equity awards subject to time-based vesting conditions will fully vest upon a change-in-control; provided that any performance-based vesting conditions applicable to such awards will continue to apply in accordance with their terms.

•

Termination without cause or for good reason. If Mr. Hawkins’ employment is terminated by us without cause or by Mr. Hawkins for good reason during the term of employment or within 18 months after a change-in-control that occurs during the term of employment or thereafter, Mr. Hawkins will receive (1) annual salary, cash bonus and other benefits earned and accrued under the agreement prior to the termination of employment, (2) a lump sum payment equal to the sum of (i) two times (or, in the event of a termination within 18 months after a change-in-control, three times) annual salary plus (ii) two times (or, in the event of a termination within 18 months after a change-in-control, three times) the greater of the target cash bonus for the year of termination or the average of actual cash bonuses for the two years preceding the year of termination and (3) a pro-rata cash bonus for the year in which Mr. Hawkins’ employment was terminated based on the target annual cash bonus. Mr. Hawkins will also continue to receive his medical and welfare benefits for two years, and all of his outstanding unvested equity awards subject to time-based vesting conditions will fully vest; provided that any performance-based vesting conditions applicable to such awards will continue to apply in accordance with their terms. Mr. Hawkins’ receipt of these payments and benefits (other than the annual salary, cash bonus and other benefits earned and accrued under the agreement prior to the termination of employment) in connection with a termination without cause or for good reason is subject to his execution of a general release of claims with us.

•

Termination upon death or disability. If Mr. Hawkins’ employment is terminated by us upon Mr. Hawkins’ death or disability, Mr. Hawkins will receive (1) annual salary, cash bonus and other benefits earned and accrued under the agreement prior to the termination of employment and (2) a pro-rata cash bonus for the year in which Mr. Hawkins’ employment was terminated based on the target annual cash bonus. In addition, all of Mr. Hawkins’ outstanding unvested equity awards subject to time-based vesting conditions will fully vest; provided that any performance-based vesting conditions applicable to such awards will continue to apply in accordance with their terms. Mr. Hawkins’ receipt of these payments and benefits (other than the annual salary, cash bonus and other benefits earned and accrued under the agreement prior to the termination of employment) in connection with a termination upon disability is subject to his execution of a general release of claims with us.

•

Qualified Retirement. If Mr. Hawkins retires on or after the expiration of his term of employment under the agreement, Mr. Hawkins will receive (1) a pro-rata cash bonus for the year in which Mr. Hawkins’ retires based on the target annual cash bonus for such year and (2) all of Mr. Hawkins’ outstanding unvested equity awards subject to time-based vesting conditions and continued employment through a specified vesting date shall vest on specified dates during the two years following retirement. Mr. Hawkins’ receipt of these benefits is subject to his execution of a general release of claims with our Company and an agreement to remain subject to the non-competition covenants set forth in his employment agreement through the second anniversary of his retirement date.

If any payments and benefits to be paid or provided to Mr. Hawkins, whether pursuant to the terms of the employment agreement or otherwise, would be subject to “golden parachute” excise taxes under the Internal Revenue Code, Mr. Hawkins’ payments and benefits under his employment agreement will be reduced to the extent necessary to avoid such excise taxes, but only if such a reduction of pay or benefits would result in a greater after-tax benefit to Mr. Hawkins.

Neil P. Doyle, Matthew T. Murphy, Michael J. Ruen and John G. Spiegleman

On October 9, 2015, we adopted the DCT Industrial Trust Inc. Executive Change in Control and Severance Plan, which covers all of our executive officers, with the exception of Mr. Hawkins. The plan replaced and superseded each covered executive’s prior employment agreement or change in control agreement. Under the plan, each covered executive, including Messrs. Doyle, Murphy, Ruen and Spiegleman, has agreed to certain restrictive covenants, including: (1) nonsolicitation and non-hiring of our employees; (2) non-interference with our business; (3) nondisparagement of us; and (4) cooperation with us in connection with future claims or investigations. The plan provides for the following payments and benefits to each covered executive in connection with a termination of his or her employment with our Company or a Change in Control of our Company, subject to compliance with such restrictive covenants:

•

Change-in-control without termination. Upon a Change in Control while a covered executive is employed by us, all of such covered executive’s outstanding unvested equity awards subject to time-based vesting conditions will fully vest; provided that any performance-based vesting conditions applicable to such awards will continue to apply in accordance with their terms.

•

Termination without cause or for good reason. If a covered executive is terminated by us without cause or if the covered executive terminates his or her employment for good reason, such covered executive will be entitled to (1) annual salary and other benefits earned and accrued prior to the termination of employment and (2) a lump sum payment equal to the sum of (or, in the case of a termination within 12 months after a change-in-control, two times the sum of) (i) his or her annual salary plus (ii) the greater of his or her target cash bonus for the year of termination or the average of actual cash bonuses for the two years preceding the year of termination and (3) a pro-rata cash bonus for the year in which the covered executive’s employment was terminated based on his or her target annual cash bonus. The covered executive will also continue to receive his or her medical benefits for up to 24 months. In addition, all of covered executive’s outstanding unvested equity awards subject to time-based vesting conditions will become vested as if his or her employment had continued for an additional 24 months; provided that any performance-based vesting conditions applicable to such awards will continue to apply in accordance with their terms. The covered executive’s receipt of these payments and benefits (other than the annual salary and other benefits earned and accrued under the agreement prior to the termination of employment) is subject to his or her execution of a general release of claims with us.

•

Termination upon death or disability. If a covered executive’s employment is terminated due to death or disability, such covered executive, or his or her estate, will receive (1) annual salary and other benefits earned and accrued prior to the termination of employment and (2) a pro-rata cash bonus for the year in which employment was terminated based on his or her target annual cash bonus. In addition, all of a covered executive’s outstanding unvested equity awards subject to time-based vesting conditions will fully vest; provided that any performance-based vesting conditions applicable to such awards will continue to apply in accordance with their terms. Each covered executive’s receipt of these payments and benefits (other than the annual salary and other benefits earned and accrued under the agreement prior to the termination of employment) in connection with a termination upon disability is subject to his or her execution of a general release of claims with us.

If any payments and benefits to be paid or provided to a covered executive, whether pursuant to the terms of the employment agreement or otherwise, would be subject to “golden parachute” excise taxes under the Internal Revenue Code, the payments and benefits will be reduced to the extent necessary to avoid such excise taxes, but only if such a reduction of pay or benefits would result in a greater after-tax benefit to the covered executive. The terms cause, good reason, disability and change-in-control (or similar term) are specifically defined in the agreements of Mr. Hawkins and the DCT Industrial Trust Inc. Executive Change in Control and Severance Plan.

Pursuant to the terms of our LTIP unit award agreements, all of the LTIP units issued pursuant to such agreements are subject to automatic and immediate vesting in the event of a change-in-control or upon death or disability. Additionally, pursuant to the terms of our stock option award agreements, all unexercisable stock options held by our executives will automatically become exercisable in the event of a change-in-control prior to a termination of service of the executive.

The following tables set forth the amounts that would have been paid to our named executive officers in the event of a termination by us without cause or by the executive for good reason other than in connection with a change-in-control; upon death or disability; upon a change-in-control without termination and upon a termination by us without cause or by the executive for good reason in connection with a change-in-control occurring, in each case, as of December 31, 2016:

Philip L. Hawkins

Payments Upon Termination	Without Cause/For Good Reason	Death / Disability	Change-in-Control (No Termination)	Change-in-Control (Termination Without Cause/ For Good Reason)
Bonus	$800,000	$800,000	$—	$800,000
Cash Severance	3,285,000	—	—	4,927,500
LTIP Units Vesting(1)	7,085,809	7,085,809	7,085,809	7,085,809
Benefits Continuation(2)	31,618	—	—	31,618

Total(3)	$11,202,427	$7,885,809	$7,085,809	$12,844,927

Neil P. Doyle

Payments Upon Termination	Without Cause/For Good Reason	Death/ Disability	Change-in-Control (No Termination)	Change-in-Control (Termination Without Cause/ For Good Reason)
Bonus	$275,000	$275,000	$—	$275,000
Cash Severance	585,000	—	—	1,170,000
LTIP Units Vesting(1)	1,416,075	1,979,694	1,979,694	1,979,694
Benefits Continuation(2)	31,618	—	—	31,618

Total(3)	$2,307,693	$2,254,694	$1,979,694	$3,456,312

Matthew T. Murphy

Payments Upon Termination	Without Cause/For Good Reason	Death/ Disability	Change-in-Control (No Termination)	Change-in-Control (Termination Without Cause/ For Good Reason)
Bonus	$350,000	$350,000	$—	$350,000
Cash Severance	750,000	—	—	1,500,000
LTIP Units Vesting(1)	1,531,238	2,309,923	2,309,923	2,309,923
Benefits Continuation(2)	31,618	—	—	31,618

Total(3)	$2,662,856	$2,659,923	$2,309,923	$4,191,541

Michael J. Ruen

Payments Upon Termination	Without Cause/For Good Reason	Death/ Disability	Change-in-Control (No Termination)	Change-in-Control (Termination Without Cause/ For Good Reason)
Bonus	$230,000	$230,000	$—	$230,000
Cash Severance	532,000	—	—	1,064,000
LTIP Units Vesting(1)	1,367,956	1,943,401	1,943,401	1,943,401
Benefits Continuation(2)	31,618	—	—	31,618

Total(3)	$2,161,574	$2,173,401	$1,943,401	$3,269,019

John G. Spiegleman

Payments Upon Termination	Without Cause/For Good Reason	Death/ Disability	Change-in-Control (No Termination)	Change-in-Control (Termination Without Cause/ For Good Reason)
Bonus	$260,000	$260,000	$—	$260,000
Cash Severance	608,000	—	—	1,216,000
LTIP Units Vesting(1)	1,086,230	1,599,239	1,599,239	1,599,239
Benefits Continuation(2)	31,618	—	—	31,618

Total(3)	$1,985,848	$1,859,239	$1,599,239	$3,106,857

(1)	For all executives, outstanding equity awards fully vest upon a change-in-control or the executive’s termination upon death or disability. Mr. Hawkins’s outstanding equity awards will also fully vest upon termination by us without cause or by Mr. Hawkins for good reason. As of December 31, 2016, Messrs. Hawkins, Phelan, Doyle, Murphy, Ruen and Spiegleman held unvested LTIP units as follows: Mr. Hawkins 147,991 LTIP units; Mr. Doyle—41,347 LTIP units; Mr. Murphy—48,244 LTIP units; Mr. Ruen—40,589 LTIP units; and Mr. Spiegleman— 33,401 LTIP units. For Messrs. Doyle, Murphy, Ruen and Spiegleman, outstanding equity awards subject to time-based vesting will become vested as if executive’s employment had continued for an additional 24 months upon termination by us without cause or by executive for good reason. As of December 31, 2016, Messrs. Doyle, Murphy, Ruen and Spiegleman held unvested LTIP units that would vest within 24 months of December 31, 2016 as follows: Mr. Doyle—29,575 LTIP units; Mr. Murphy—31,981 LTIP units; Mr. Ruen—28,571 LTIP units; and Mr. Spiegleman—22,687 LTIP units. For purposes of the tables above, the value of the equity awards that vest are based on the value of unvested awards set forth in the “Outstanding Equity Awards at Fiscal Year-End 2016” table above.
(2)	Benefits continuation amounts are based on the actual expense for financial reporting purposes for the year ended December 31, 2016 for covering an employee under each of our group health plans for the entire year, assuming that the employee elected family coverage under each of these plans, less the minimum contribution required by employees participating in these plans.

(3)	In the event that any payments and benefits to be paid or provided to the executive would be subject to “golden parachute” excise taxes under the Internal Revenue Code, the executive’s payments and benefits will be reduced to the extent necessary to avoid such excise taxes, but only if such a reduction of pay or benefits would result in a greater after-tax benefit to the executive.

The amounts described above do not include payments and benefits to the extent they have been earned prior to the termination of employment or are provided on a non-discriminatory basis to salaried employees upon termination of employment. These include:

•	Accrued salary and vacation pay;
•	Distribution of plan balances under our 401(k) plan;
•	Life insurance proceeds in the event of death; and
•	Disability insurance payouts in the event of disability.

Jeffrey F. Phelan Resignation and Consulting Agreements

In connection with Mr. Phelan’s resignation, as previously disclosed in a Form 8-K filed on November 30, 2015 and in our Company’s proxy statement for the 2016 annual meeting, we entered into a resignation agreement pursuant to which we (i) granted Mr. Phelan 35,283 fully vested LTIP units, which was equal to (A) the sum of Mr. Phelan’s current annual base salary, the estimated amount that Mr. Phelan would have received as a cash bonus for 2015 and the average of his actual and estimated cash bonus amounts for 2014 and 2015 divided by (B) $37.37, which was the closing price of our Company’s common stock on January 2, 2016, (ii) granted Mr. Phelan 25,449 LTIP units, which was equal to the estimated amount that he would have received as an equity bonus for 2015, 50% of which vested upon grant and 50% of which would vest if, and only if, Mr. Phelan fully performs his obligations under the consulting agreement Mr. Phelan entered into with us concurrently with his resignation, and (iii) accelerated the vesting of 38,209 LTIP units previously granted to Mr. Phelan that were otherwise scheduled to vest within two years of January 2, 2016.

Pursuant to the resignation agreement we also agreed to provide Mr. Phelan with continuing healthcare coverage for up to two years with an estimated value of $31,618 based on the assumptions used in note (2) above. The amount of the equity grant and continuing healthcare coverage received by Mr. Phelan are consistent with the benefits Mr. Phelan would have received in connection with a termination without cause or for good reason under the DCT Industrial Trust Inc. Executive Change in Control and Severance Plan. Mr. Phelan provided us with a general release of claims and agreed to be subject to restrictive and other covenants contained in the resignation and consulting agreements, including non-solicitation, non-hire and non-disparagement provisions that extend for a period of two years following January 2, 2016. Mr. Phelan is not eligible for any benefits under the DCT Industrial Trust Inc. Executive Change in Control and Severance in connection with his resignation.

Under the consulting agreement, Mr. Phelan agreed to provide consulting services to the Company relating to the Company’s development program for a period of one year following January 2, 2016. For the performance of these services, the Company agreed to pay Mr. Phelan an annual fee of $212,500 and, if Mr. Phelan performed all of his obligations under his consulting agreement, accelerate the vesting of all previously granted LTIP units that had not previously vested, a total of 6,322 LTIP units, plus the unvested portion of the grant made pursuant to his resignation agreement. Mr. Phelan is subject to various covenants under the consulting agreement, including non-competition and non-interference provisions that applied during the term of the consulting agreement and non-solicitation and non-disparagement provisions that extend for a period of two years following the commencement of the term of the consulting agreement.

Compensation Risks

We reviewed our compensation policies and practices for employees to determine whether they encourage unnecessary or excessive risk-taking. Due to the greater emphasis placed on incentive compensation at higher levels of our organization, and the fact that these individuals are more likely to make decisions that impact corporate performance and could have a material adverse effect on us, the review focused primarily on our executive compensation policies and practices. Based on this review, we concluded that risks arising from our policies and practices for compensating employees are not reasonably likely to have a material adverse effect on us. Our conclusion was based primarily on the following findings:

•	vesting schedules for LTIP units and restricted stock cause management to have a significant amount of unvested awards at any given time;

•	our executive compensation program has a significant focus on long-term equity compensation;

•

the goals for our equity incentive program are aligned with long-term performance objectives/metrics, reflect a balanced mix of individual and company goals aligned with our strategic objectives, are both quantitative and qualitative and provide a comprehensive framework for assessing performance;

•	incentive compensation opportunities are capped and therefore do not incentivize employees to maximize short-term performance at the expense of long-term performance;

•	our compensation levels and opportunities are in keeping with appropriate competitive practice; and

•	our executives and directors are expected to maintain an ownership interest in our Company, which aligns their interests with those of shareholders.

Director Compensation

Directors who are employees of our Company or our subsidiaries do not receive compensation for their service as directors.

We provide the following compensation for non-employee directors:

•	an annual retainer of $55,000 for services as a director;

•	an additional annual retainer of $20,000 for directors who serve as the chair of our audit committee (and $8,750 for directors, other than the chair, who serve as members of our audit committee);

•

an additional annual retainer of $15,000 for directors who serve as the chair of our compensation committee (and $6,250 for directors, other than the chair, who serve as members of our compensation committee);

•

an additional annual retainer of $12,500 for directors who serve as the chair of our investment and/or nominating and corporate governance committee (and $5,000 for directors, other than the chair, who serve as members of our investment and/or nominating and corporate governance committee);

•	an additional annual retainer of $27,500 for the director who serves as our lead independent director; and

•

a phantom share award, subject to vesting over one year, having a value of $70,000 on the date of each annual meeting of stockholders at which a non-employee director is re-elected to our board of directors.

All annual retainers are paid quarterly in arrears and pro rated to the extent applicable. In addition, any non-employee director who is initially elected or appointed to our board of directors will be entitled to receive phantom share awards having a total value of $70,000 on the date of such initial election or appointment. These phantom share awards will be subject to one-year vesting. Effective January 1, 2017, (i) the annual phantom share award amounts were increased from $70,000 to $80,000, and (ii) the Chairman of the Board will receive an additional annual retainer of $30,000 and additional phantom share awards, subject to vesting over one year, having a value of $30,000 on the date of each annual meeting of stockholders. The additional payments and awards to the Chairman of the Board will be in lieu of the payments to the lead independent director.

On May 4, 2016, each non-employee director elected at that meeting received a phantom share award for 1,716 shares, which equaled $70,000 divided by $40.80, which was the closing price per share of our common stock on the New York Stock Exchange on May 4, 2016. These equity awards were all subject to one year vesting from the grant date.

The following table sets forth certain information with respect to our director compensation during the year ended December 31, 2016.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Total ($)
Marilyn A. Alexander	$77,500	$70,000	$147,500
Thomas F. August	99,492	97,500	196,992
John S. Gates, Jr.	70,000	70,000	140,000
Raymond B. Greer	66,250	70,000	136,250
Tripp H. Hardin	70,000	70,000	140,000
Tobias Hartmann(2)	11,223	70,000	81,223
John C. O’Keeffe	65,632	70,000	135,632
Bruce L. Warwick	70,000	70,000	140,000

(1)	Based on the aggregate grant date fair value of awards granted in the year ended December 31, 2016 in accordance with ASC Topic 718, disregarding the estimate of forfeitures. The assumptions we used for calculating the grant date fair values are set forth in Note 11 to our Consolidated Financial Statements included in our annual report on Form 10-K for the fiscal year ended December 31, 2016. As of December 31, 2016, each of Ms. Alexander and Messrs. August, Gates, Greer, Hardin, O’Keeffe and Warwick held 1,716 unvested phantom shares that had been granted by us as director compensation. As of December 31, 2016, Mr. Hartmann held 1,498 unvested phantom shares that had been granted by us as director compensation.
(2)	Mr. Hartmann was appointed to the board of directors on October 13, 2016, effective as of October 31, 2016.

In addition to the compensation described above, we also reimburse all non-employee directors for their reasonable out-of-pocket expenses incurred in attending meetings of our board of directors or any committees thereof.

Executive and Director Compensation Process

The compensation committee of our board of directors typically meets several times each year in connection with the consideration and determination of executive compensation. As the timing of many compensation decisions follow a predictable annual schedule, regular meetings and general agenda topics are scheduled well in advance by the compensation committee. Special meetings are scheduled as needed by the compensation committee, and specific meeting agendas are prepared by the chair of the compensation committee and our Chief Executive Officer, although they reflect the direction of the full compensation committee. In certain circumstances, the compensation committee may also take actions by written consent to address compensation matters that have been previously discussed and/or are summarized by our Chief Executive Officer, a consultant engaged by the compensation committee or other advisor to our Company or the compensation committee. For purposes of granting equity awards, our compensation committee has an equity award grant policy as described above under “—Compensation Discussion and Analysis—Long-Term Equity Incentive Compensation—Equity Award Grant Policy.” The compensation committee of our board of directors has the authority to determine all compensation payable to our executive officers. Additionally, as noted above in “—Compensation Discussion and Analysis,” in 2015 and 2016, the compensation committee engaged FW Cook to conduct a competitive review of our executive compensation program. In September 2015, FW Cook prepared a written report for the compensation committee providing a competitive review of our executive compensation program, including a competitive analysis of compensation levels for our executives, studies measuring share usage and potential dilution resulting from, and aggregate value of, our equity incentives and a review of executive compensation changes instituted by peer companies, and FW Cook’s recommendations with respect to the mix of our executive compensation and the structure of our cash and equity incentive programs for 2016. This report was primarily used and intended to be used for purposes of structuring 2016 compensation. Following the delivery of this written report, the compensation committee and the chairman of the compensation committee consulted with FW Cook during early 2016 in connection with the finalization of 2016 compensation decisions regarding base salaries and the target amounts for, and the structure of, our cash and equity incentive programs for 2016. For 2016, a substantial majority of each executive’s target annual cash incentive bonus and target annual grant of long-term equity incentive compensation was linked in a formulaic manner to the achievement of specific, objectively measurable goals relating to net operating income, capital deployment, asset sales and/or equity raises and the remainder was based on each executive’s achievement of subjective goals. For 2016, our Chief Executive Officer made recommendations to the compensation committee regarding base salaries and the target amounts, structure and performance goals for our cash and equity incentive programs of our other executive officers, provided detailed information to the compensation committee regarding the performance of our other executive officers during 2016, made recommendations regarding payouts under our cash and equity incentive programs and made recommendations to the compensation committee regarding compensation arrangements in connection with the hiring, promotion or resignation of executive officers. In addition, our executive officers and other members of management responsible for our financial reporting provided the compensation committee with the financial information necessary to calculate the portions of our cash and equity incentive programs attributable to net operating income and capital deployment, and assisted the compensation committee with the relevant calculations, subject to the review and approval of the compensation committee. In September 2016, FW Cook also provided us with an update of its September 2015 report. The compensation committee ultimately made all determinations regarding compensation payable to our executive officers.

Our board of directors and compensation committee review our director compensation at least annually. Our board of directors has the authority to approve all compensation payable to our directors, although the compensation committee is responsible for making recommendations to our board regarding this compensation. Additionally, our Chief Executive Officer may also make recommendations or assist the compensation committee in making recommendations regarding director compensation. In 2016, the compensation committee engaged FW Cook to evaluate the structure and competitiveness of our non-employee director compensation and recommend changes, as appropriate. Based on this review, the compensation committee recommended changes to our 2016 non-employee director compensation to the full board of directors, and the full board of directors followed this recommendation.

Director and Officer Stock Ownership Guidelines

Our board of directors believes it is important to align the interests of the directors and senior management with those of the stockholders and for directors and senior management to hold equity ownership positions in DCT Industrial Trust. Accordingly, each of the following persons is expected to own our equity with the following value as of the end of each fiscal year:

Position	Equity Ownership Guideline

Non-employee director	5x value of annual cash retainer paid to each non-employee director for their service on the board of directors, without respect to service on committees of the board of directors or as lead independent director or Chairman

Chief Executive Officer, President and Chairman (if the Chairman is a management director)	6x annual salary

Chief Financial Officer and any Managing Director	3x annual salary

Any Executive Vice President	2x annual salary

For purposes of these ownership guidelines, equity includes, without limitation, shares of common stock, restricted common stock, dividend equivalent rights, options and phantom shares in DCT Industrial Trust Inc. and LTIP units and common units in our operating partnership, whether vested or not. The dividend equivalent rights, phantom shares, LTIP units and common units shall be valued by reference to the market price of the number of shares of common stock for which they may be exchanged assuming that all conditions necessary for such exchange have been met. For equity valued by reference to common stock for purposes of these ownership guidelines (e.g., not stock options), the market price of common stock used to value such equity shall be the greater of (1) the market price on the date of purchase or grant of such equity or (2) the market price as of the date compliance with these ownership guidelines is measured. Stock options shall be valued as of the date of grant using the same methodology used by the compensation committee in valuing stock options for purposes of making equity awards to executives (or the grant date fair value used for accounting purposes if no other methodology is being used by the compensation committee).

Non-employee directors and executives who are subject to these ownership guidelines are expected to retain the following equity until such director or executive complies with the ownership guidelines set forth above: (1) all equity then owned by such person other than unvested equity awards and stock options and (2) 70% of the after tax value of (A) all equity awards (other than stock options) granted by us or our operating partnership that vest on or after such director’s or executive’s initial appointment, election, promotion or non-compliance with these ownership guidelines, as applicable, and (B) the shares of common stock issued upon exercise, on or after such date, of stock options granted by us, net of an amount of common stock equal to the exercise price of such stock options; provided that any such new director or new or newly promoted executive will be considered in compliance with these ownership guidelines as long as he or she meets this requirement and, for any newly promoted executive, also complies with any of these ownership guidelines that were applicable prior to his or her promotion.

Compliance with our ownership guidelines will be measured as of the end of each fiscal year. Any director who is prohibited by law or by applicable regulation of his or her employer from owning equity in us shall be exempt from this requirement. The nominating and corporate governance committee may consider whether exceptions should be made for any director on whom this requirement could impose a financial hardship. As of December 31, 2016, all of our directors and officers were in compliance with the guidelines set forth above.

Compensation Committee Interlocks and Insider Participation

During 2016, the following directors, all of whom are independent directors, served on our compensation committee: Thomas F. August, Tobias Hartmann, Raymond B. Greer and Bruce L. Warwick.

Compensation Committee Report

The Compensation Committee of DCT Industrial Trust Inc. has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

Submitted by the Compensation Committee:

Thomas F. August, Chair

Raymond B. Greer

Tobias Hartmann

Bruce L. Warwick

Equity Compensation Plan Table

The following table shows for our equity compensation plans, as a group, the number of shares of common stock to be issued upon exercise of options and rights outstanding at December 31, 2016, the weighted average exercise price of these options and rights and the number of shares of common stock remaining available for future issuance under the 2006 Plan as of December 31, 2016, excluding shares to be issued in connection with equity awards already granted under such plan:

Plan Category	Number of securities to be issued upon exercise of options and rights (a)		Weighted average exercise price of outstanding options and rights (b)		Number of securities remaining available for future insurance equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	1,418,508	(1)	$32.09	(2)	2,777,522	(3)

(1)	Represents the 2006 Plan, under which options to purchase 165,863 shares, 85,090 phantom shares and 1,167,555 LTIP units were outstanding, all as of December 31, 2016.
(2)	Because there is no exercise price associated with the phantom shares or the LTIP units, such shares and units are not included in the weighted-average exercise price calculation.
(3)	Reflects 5,750,000 shares previously available for issuance under the 2006 Plan reduced by 1,418,508 shares subject to outstanding options to purchase shares, phantom shares and LTIP units under the 2006 Plan; 1,553,970 shares previously issued under the 2006 Plan, including 109,032 shares of restricted stock that are subject to vesting, and including the exercise or conversion of 1,141,933 shares that were previously subject to outstanding options to purchase shares, phantom shares and LTIP units. No new stock grants or awards will be made under our previously adopted independent director option plan or our previously adopted employee option plan.

Audit Committee Report

Notwithstanding anything to the contrary set forth in any of our previous or future filings under the Securities Act of 1933, as amended, or the Securities Act, or the Securities Exchange Act of 1934, as amended, or the Exchange Act, that might incorporate this proxy statement or future filing with the SEC, in whole or in part, the following report shall not be deemed incorporated by reference into any such filing.

The undersigned members of the Audit Committee of the Board of Directors of DCT Industrial Trust Inc. submit this report in connection with the committee’s review of the financial reports for the fiscal year ended December 31, 2016 as follows:

1.	the Audit Committee has reviewed and discussed with management the audited financial statements for DCT Industrial Trust Inc. for the fiscal year ended December 31, 2016;

2.	the Audit Committee has discussed with representatives of Ernst & Young LLP the matters required to be discussed with them by Auditing Standard No. 1301, “Communications with Audit Committees,” as adopted by the Public Company Accounting Oversight Board; and

3.	the Audit Committee has received the written disclosures and the letter from Ernst & Young LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding Ernst & Young LLP’s communications with the Audit Committee concerning independence, and has discussed with Ernst & Young LLP the independent accountant’s independence.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in our Company’s annual report on Form 10-K for the fiscal year ended December 31, 2016 for filing with the SEC.

Submitted by the Audit Committee:

Marilyn A. Alexander, Chair

Thomas F. August

John C. O’Keeffe

Bruce L. Warwick

Independent Registered Public Accounting Firm

The following table represents fees billed for 2016 and 2015 for professional audit services rendered by Ernst & Young LLP for the audit of our Company’s annual financial statements and fees billed in 2016 and 2015 for other services rendered by Ernst & Young LLP:

Types of Fees	2016	2015
Audit Fees	$1,045,628	$986,362
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees	—	—

Total	$1,045,628	$986,362

In the above tables, “audit fees” refers to fees for professional services for the audit of DCT Industrial Trust’s consolidated financial statements included in Form 10-Ks and review of DCT Industrial Trust’s consolidated financial statements included in Form 10-Qs, including all services required to comply with standards of the Public Company Accounting Oversight Board (United States), comfort letters, statutory audits, and review of documents filed with the SEC (Ernst & Young LLP fees for registration statements and comfort letters were $187,718 in 2016 and $118,142 in 2015); “audit-related fees” refers to fees for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements; “tax fees” refers to fees for tax compliance, tax advice, and tax planning; and “all other fees” refers to fees billed by Ernst & Young LLP to DCT Industrial Trust for any services not included in the foregoing categories.

Pre-Approval Policies and Procedures

Under the audit committee’s charter, the audit committee is authorized to delegate to one or more of its members the authority to pre-approve audit and non-audit services. The audit committee has not delegated its pre-approval authority. The audit committee approved all audit and non-audit services provided to us by Ernst & Young LLP during the 2016 fiscal year.

Proposal 2: Non-Binding, Advisory Vote on Named Executive Officer Compensation

Section 14A(a)(1) of the Exchange Act generally requires each public company to include in its proxy statement a separate resolution subject to a non-binding stockholder vote to approve the compensation of the company’s named executive officers, as disclosed in its proxy statement pursuant to Item 402 of Regulation S K, not less frequently than once every three years. This is commonly known as, and is referred to herein as, a “say-on-pay” proposal or resolution.

At our 2011 annual meeting of stockholders held on April 28, 2011, our stockholders voted on, among other matters, a proposal regarding the frequency of holding a non-binding, advisory vote on the compensation of our named executive officers. A majority of the votes cast on the frequency proposal were cast in favor of holding a non-binding, advisory vote on the compensation of our Company’s named executive officers every year, which was consistent with the recommendation of our board of directors. Our board of directors considered the voting results with respect to the frequency proposal and other factors, and the board determined for our Company to hold a non-binding, advisory vote on the compensation of our Company’s named executive officers every year. Our board of directors will consider the results of the advisory vote on the frequency of holding the non-binding, advisory vote on the compensation of our named executive officers outlined in Proposal 3 in determining the frequency going forward.

Accordingly, pursuant to Section 14A(a)(1) of the Exchange Act, our Company is providing stockholders with the opportunity to approve the following non-binding, advisory resolution:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed in this proxy statement pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.”

Our board of directors unanimously recommends that you vote FOR this resolution.

We are asking our stockholders to indicate their support for our named executive officers’ compensation as described in this proxy statement. This vote is not limited to any specific item of compensation, but rather addresses the overall compensation of our named executive officers and our philosophy, policies and practices relating to their compensation as described in this proxy statement pursuant to Item 402 of Regulation S-K.

The say-on-pay resolution is advisory, and therefore will not have any binding legal effect on our Company or the compensation committee. However, the compensation committee does value the opinions of our stockholders and intends to take the results of the vote on this proposal into account in its future decisions regarding the compensation of our named executive officers.

Proposal 3: Non-Binding, Advisory Vote on the Frequency of Stockholder Advisory Votes on the Compensation of Our Named Executive Officers

Section 14A(a)(2) of the Exchange Act enables stockholders to vote on a non-binding advisory basis on how frequently our Company will submit “say-on-pay” proposals, similar to Proposal 2, to stockholders in the future. Under Section 14A(a)(2), generally, each public company must submit this proposal to its stockholders not less than every six years and this proposal was last submitted to our Company’s stockholders at the Company’s 2011 annual meeting of stockholders. Stockholders have the following three alternatives to choose from: (1) every year (“1 YEAR” on the proxy card), (2) every two years (“2 YEARS” on the proxy card) or (3) every three years (“3 YEARS” on the proxy card). In addition, stockholders may choose to abstain from voting on this proposal.

The board of directors believes that, of the three choices, submitting a non-binding, advisory say-on-pay resolution to stockholders every year is preferable and this alternative received the majority of the votes cast at our Company’s 2011 annual meeting of stockholders. Annual votes will provide our Company with clearer feedback regarding the compensation of our named executive officers. The primary focus of the disclosure of the compensation of our named executive officers required to be included in our Company’s proxy statements is compensation granted in or for the prior fiscal year. Additionally, the compensation committee re-evaluates the compensation of our named executive officers each year. An annual say-on-pay resolution will match the annual focus of this proxy statement disclosure and provide our Company with the clearest and most timely feedback of the three options. This feedback may then be considered by the compensation committee in its next annual decision-making process. Additionally, the administrative process of submitting a non-binding, advisory say-on-pay resolution to stockholders on an annual basis is not expected to impose any substantial additional costs on our Company.

The votes that are the subject of this proposal are all non-binding, advisory votes, and therefore will not have any binding legal effect on our Company or the board of directors. However, the board of directors does intend to take the results of the vote on this proposal into account in its decision regarding the frequency with which our Company submits say-on-pay proposals in the future.

Our board of directors unanimously recommends that you vote for EVERY YEAR (“1 YEAR” on the proxy card) as the frequency for future non-binding, advisory votes on the compensation of our named executive officers.

Proposal 4: Approving an Amendment to our Company’s Bylaws to Allow our Company’s Stockholders to Amend our Company’s Bylaws by a Majority Vote of the Outstanding Shares Entitled to be Cast on the Matter

We are asking our stockholders to amend our bylaws to allow our Company’s bylaws to be amended by the affirmative vote of a majority of all votes entitled to be cast by the stockholders of the issued and outstanding shares of common stock of our Company at a meeting of stockholders duly called and at which a quorum is present (the “Bylaw Amendment”). Our current bylaws require approval of such an amendment.

Currently, as permitted by the Maryland General Corporate Law (the “MGCL”), our bylaws provide that, with the exception of provisions in our bylaws relating to the business combination and control share provisions of the MGCL, which provisions may not be amended without stockholder approval, the board of directors has the exclusive power to adopt, alter or repeal any provision of the bylaws and to make new bylaws.

A copy of the proposed amendment to our bylaws is attached as Appendix A to this proxy statement and incorporated by reference into this proposal.

Our board of directors recommends a vote “FOR” the Bylaw Amendment to allow stockholders to amend our bylaws by a majority vote of the outstanding shares entitled to be cast on the matter.

Proposal 5: Ratification of the Appointment of Independent Registered Public Accounting Firm

The consolidated balance sheets of DCT Industrial Trust Inc. as of December 31, 2016, and the related consolidated statements of operations, comprehensive income (loss), changes in equity, and cash flows for the year ended December 31, 2016, were audited by Ernst & Young LLP, an independent registered public accounting firm, and our management believes that they are knowledgeable about our operations and accounting practices and are well qualified to act as our independent registered public accounting firm. Therefore, our audit committee has appointed Ernst & Young LLP to act as our independent registered public accounting firm for the year ending December 31, 2017. We are asking you to ratify this selection, which requires the affirmative vote of a majority of the votes cast at a meeting where a quorum is present.

Our board of directors unanimously recommends that you vote FOR the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2017.

Ernst & Young LLP representatives will be present at the Annual Meeting and will have the opportunity to make a statement if they desire to do so. In addition, the Ernst & Young LLP representatives will be available to respond to appropriate questions posed by any stockholders. Ernst & Young LLP has advised us that neither it nor any member thereof has any financial interest, direct or indirect, in our Company or in any of our subsidiaries, in any capacity.

Additional Information

Stockholder Proposals for Inclusion in Next Year’s Proxy Statement

To be considered for inclusion in next year’s proxy statement, pursuant to Rule 14a-8 of the Exchange Act, stockholder proposals must be received at our principal executive offices no later than the close of business on November 21, 2017. Such proposals must also comply with the requirements as to form and substance established by the SEC. Any such proposals should be addressed to: Secretary, DCT Industrial Trust Inc., 555 17th Street, Suite 3700, Denver, Colorado 80202.

In order for an eligible stockholder or group of stockholders to nominate a director nominee for election at our Company’s 2018 annual meeting pursuant to the proxy access provision of our bylaws, notice of such nomination and other required information must be received by our Company between October 22, 2017 and November 21, 2017. Our bylaws state that such notice and other required information must be received by our Company not earlier than 150 days nor later than 120 days prior to the first anniversary of the date of mailing of the notice for the prior year’s annual meeting of stockholders (with adjustments if the date for the upcoming annual meeting of stockholders is advanced or delayed by more than 30 days from the anniversary date of the prior year’s annual meeting).

In addition, our bylaws require the eligible stockholder or group of stockholders to update and supplement such information (or provide notice stating that there are no updates or supplements) as of specified dates. Notices and other required information must be received by our Secretary at our principal executive office, which is currently DCT Industrial Trust Inc., 555 17th Street, Suite 3700, Denver, Colorado 80202.

Stockholder Nominations and Other Stockholder Proposals for Presentation at Next Year’s Annual Meeting

For any stockholder nomination or proposal that is not submitted for inclusion in next year’s proxy statement, but is instead sought to be presented directly at the 2018 annual meeting, our bylaws permit such a presentation if (1) a stockholder’s notice of the proposal or nominee and any required supporting information is delivered to our Secretary during the period from 150 to 120 days before the anniversary date of the mailing of the notice for the previous year’s annual meeting, and (2) it is a proper matter for action by the stockholders. For consideration at the 2018 annual meeting, therefore, any stockholder nominee or proposals not submitted by the deadline for inclusion in the proxy must be received by us between October 22, 2017 and November 21, 2017. Notices of intention to present proposals at the 2018 annual meeting should be addressed to: Secretary, DCT Industrial Trust Inc., 555 17th Street, Suite 3700, Denver, Colorado 80202.

Voting Securities

Common stockholders of record at the close of business on March 7, 2017, will be eligible to vote at the meeting on the basis of one vote for each share held. On such date there were 91,923,909 shares of common stock outstanding. There is no right to cumulative voting and the presence in person or by proxy of stockholders entitled to cast a majority of all the votes entitled to be cast will constitute a quorum.

Vote Required for Approval

Assuming the presence of a quorum:

(1) Each director must be elected by receiving votes cast for his or her election that exceed that votes cast against his or her election. Abstentions and broker non-votes, if any, will have no effect on the outcome of the election of directors.

(2) The non-binding, advisory vote on named executive officers compensation must be approved by the affirmative vote of a majority of the votes cast on the proposal. Abstentions and broker non-votes, if any, will have no effect on the outcome of this matter.

(3) The non-binding, advisory vote on the frequency of holding stockholder advisory votes on the compensation of our named executive officers must be approved by the vote of a majority of the votes cast on the proposal. Abstentions and broker non-votes, if any, will have no effect on the outcome of this matter.

(4) The amendment to our bylaws to allow our stockholders to amend our bylaws by a majority vote of the outstanding shares entitled to be cast on the matter must be approved by the affirmative vote of a majority of the votes cast on the proposal. Abstentions and broker non-votes, if any, will have no effect on the outcome of this matter.

(5) The ratification of the independent registered public accounting firm must be approved by the affirmative vote of a majority of the votes cast on the proposal. Abstentions and broker non-votes, if any, will have no effect on the outcome of this matter.

Abstentions and broker non-votes are counted for purposes of determining whether a quorum is reached at the meeting.

Manner for Voting Proxies

The shares represented by all valid proxies received by phone, by Internet, or by mail will be voted in the manner specified. Where specific choices are not indicated, the shares represented by all valid proxies received will be voted (1) for the nominees for director named earlier in this proxy statement; (2) for the compensation of our named executive officers; (3) for every year as the frequency of holding an advisory vote on the compensation of named executive officers; (4) for the approval of the amendment to our bylaws; (5) for ratification of the appointment of our independent registered public accounting firm; and (6) as otherwise recommended by the board of directors. The board of directors knows of no other matters which may be presented to the meeting.

Solicitation of Proxies

Proxies may be solicited on behalf of the board of directors by mail, telephone, other electronic means, or in person. Copies of proxy material and of the annual report may be supplied to brokers, dealers, banks and voting directors, or their nominees, for the purpose of soliciting proxies from beneficial owners, and we will reimburse such record holders for their reasonable expenses. Proxies may be solicited by officers or employees of our Company, none of whom will receive additional compensation.

Attendance at the Meeting

All stockholders of record of shares of common stock of DCT Industrial Trust at the close of business on the record date, or their designated proxies, are authorized to attend the annual meeting. If you are not a stockholder of record but hold shares through a broker, bank or other nominee (i.e., in “street name”), you should provide proof of beneficial ownership as of the record date, such as an account statement reflecting your stock ownership as of the record date, a copy of the voting instruction card provided by your broker, bank or other nominee, or other similar evidence of ownership. If you do not have proof of ownership, you may not be admitted to the annual meeting. Each stockholder and proxy may be asked to present a valid government-issued photo identification, such as a driver’s license or passport, before being admitted. Cameras, recording devices and other electronic devices will not be permitted, and attendees may be subject to security inspections and other security precautions.

Annual Report

Our current annual report and annual report on Form 10-K which include consolidated financial statements, has been made available to you via the Internet or delivered to you via the mail with this proxy statement. We will provide additional complete copies of the annual report to requesting stockholders, free of charge. You may send your written request to DCT Industrial Trust Inc., Investor Relations, 555 17th Street, Suite 3700, Denver, Colorado 80202.

Delivery of Documents to Stockholders Sharing an Address

If you share an address with any of our other stockholders, your household might receive only one copy of the proxy statement and/or annual report. To request individual copies of the annual report and proxy statement for each stockholder in your household, please contact the Investor Relations Department, DCT Industrial Trust Inc., 555 17th Street, Suite 3700, Denver, Colorado 80202 (telephone: 303-597-2400). We will deliver copies of the annual report and proxy statement promptly following your written or oral request. To ask that only one set of the documents be mailed to your household, please contact your broker.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors, officers and certain beneficial owners, or, collectively, reporting persons, to file reports of holdings and transactions in DCT Industrial Trust shares with the SEC and the NYSE. Based on our records and other information we believe that all of the reporting persons filed all the applicable SEC reports required for 2016.

Other Matters

We do not anticipate any other business being brought before the meeting. In addition to the scheduled items, however, the meeting may consider properly presented stockholder proposals and matters relating to the conduct of the meeting. As to any other business, it is intended that proxies will be voted in the discretion of the persons voting such proxies.

March 21, 2017

Denver, Colorado

Appendix A – Proposed Amendment to Bylaws

If Proposal 4 is approved by the stockholders, Article XIV of DCT Industrial Trust Inc.’s bylaws would be amended as set forth below. Proposed additions are indicated by underline and proposed deletions are indicated by strike-through.

~~The~~These Bylaws may be altered, amended or repealed or new bylaws may be adopted by the Board of Directors ~~shall have the exclusive power to alter, amend or repeal these Bylaws, provided that~~or by the affirmative vote of a majority of all votes entitled to be cast by the holders of the issued and outstanding shares of common stock of the Company at a meeting of stockholders duly called and at which a quorum is present. Notwithstanding anything to the contrary herein, Sections 2.15 and 2.16 of Article II and this Article XIV of these Bylaws ~~and this sentence~~ may not be altered, amended or repealed by the Board of Directors unless it shall also obtain the affirmative vote of a majority of the votes cast on the matter by the holders of the issued and outstanding shares of common stock of the Company at a meeting of stockholders duly called and ~~of~~at which a quorum is present.

A-1

ATTN: INVESTOR RELATIONS 555 17TH STREET, SUITE 3700 DENVER, CO 80202

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
E18104-P85913 KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DCT INDUSTRIAL TRUST INC.
The Board of Directors recommends that you vote FOR all nominees listed. 1. The election of the following nominees as directors (terms expire in 2018)
Nominees:	For	Against	Abstain
1a. Philip L. Hawkins	☐	☐	☐	The Board of Directors recommends that you vote FOR the following proposal:		For	Against	Abstain
1b. Marilyn A. Alexander 1c. Thomas F. August	☐ ☐	☐ ☐	☐ ☐	2. To approve, by non-binding vote, the Company’s named executive officer compensation.		☐	☐	☐
1d. John S. Gates, Jr.	☐	☐	☐	The Board of Directors recommends that you vote 1 YEAR on the following proposal:	1 Year	2 Years	3 Years	Abstain
1e. Raymond B. Greer 1f. Tripp H. Hardin	☐ ☐	☐ ☐	☐ ☐	3. To recommend, by non-binding vote, the frequency of named executive officer compensation votes.	☐	☐	☐	☐
1g. Tobias Hartmann	☐	☐	☐	The Board of Directors recommends that you vote FOR the following proposals:		For	Against	Abstain
1h. John C. O’Keeffe	☐	☐	☐	4. To approve an amendment to the Company’s bylaws to allow the Company’s stockholders to amend the Company’s bylaws by a majority vote of the outstanding shares entitled to be cast on the matter.		☐	☐	☐

				5. Ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for 2017.		☐	☐	☐

6. At the discretion of such proxies on any other matters that properly may come before the meeting or any adjournment thereof.
For address changes and/or comments, please check this box and write them on the back where indicated. Please indicate if you plan to attend this meeting.	☐ Yes	☐ No	☐

NOTE: This proxy, when properly completed and returned, will be voted in the manner directed herein by the undersigned stockholder. Unless direction is given to the contrary, this proxy will be voted “FOR” all nominees standing for election as directors, “FOR” the approval, by non-binding vote, of the Company’s named executive officer compensation, for the “1 YEAR” frequency of a non-binding vote to approve named executive officer compensation, “FOR” the approval of the amendment to the Company’s bylaws and “FOR” the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for 2017.

Please sign exactly as your name appears. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee, or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

The undersigned hereby acknowledges receipt of the Company’s Notice of 2017 Annual Meeting of Stockholders, Proxy Statement and Annual Report to Stockholders. By submitting this proxy, the undersigned revokes all prior proxies made by the undersigned in connection with the Company’s 2017 Annual Meeting of Stockholders.

Signature [PLEASE SIGN WITHIN BOX]		Date		Signature (Joint Owners)			Date

YOUR PROXY CARD IS ATTACHED BELOW.

PLEASE READ AND FOLLOW THE INSTRUCTIONS

CAREFULLY AND DETACH AND RETURN YOUR

COMPLETED PROXY CARD IN THE ENCLOSED

POSTAGE-PAID ENVELOPE

DO NOT MAIL YOUR

PROXY CARD IF YOU VOTE

BY TELEPHONE OR INTERNET

YOUR VOTE IS IMPORTANT. THANK YOU FOR VOTING.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice, Proxy Statement and Annual Report to Stockholders are available at www.proxyvote.com.

E18105-P85913

DCT INDUSTRIAL TRUST INC.
PROXY

Annual Meeting of Stockholders - To be held May 3, 2017, at 10:00 a.m., Mountain Daylight Time at 555 17th Street, Suite 3700, Denver, Colorado 80202

THE BOARD OF DIRECTORS OF DCT INDUSTRIAL TRUST INC. SOLICITS THIS PROXY

The undersigned hereby appoints Philip L. Hawkins and Matthew T. Murphy, or any one or more of them, as proxies, each with the power to appoint his substitute, and hereby authorizes each of them to represent and to vote, as designated on the reverse side, all the shares of the common stock of DCT Industrial Trust Inc., held of record by the undersigned on March 7, 2017, at the 2017 Annual Meeting of Stockholders, and any adjournment or postponement thereof.

THIS PROXY, WHEN PROPERLY COMPLETED AND RETURNED BY YOU, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. UNLESS DIRECTION IS GIVEN TO THE CONTRARY, THIS PROXY WILL BE VOTED “FOR” ALL NOMINEES STANDING FOR ELECTION AS DIRECTORS, “FOR” THE APPROVAL, BY NON-BINDING VOTE, OF THE COMPANY’S NAMED EXECUTIVE OFFICER COMPENSATION, FOR THE “1 YEAR” FREQUENCY OF A NON-BINDING VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION, “FOR” THE APPROVAL OF THE AMENDMENT TO THE COMPANY’S BYLAWS AND “FOR” THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2017.

PLEASE REFER TO THE REVERSE SIDE FOR INTERNET AND TELEPHONE VOTING INSTRUCTIONS.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.) (Continued and to be dated and signed on the reverse side)